EXHIBIT 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

February 17, 2005

among

AMERICAN CAPITAL STRATEGIES, LTD., as Borrower,

The Banks Listed Herein,

and

BRANCH BANKING AND TRUST COMPANY,

as Administrative Agent

v

SECTION 13.16.	Waiver of Jury Trial; Consent to Jurisdiction	79

SECTION 13.17.	Counterparts	79

SECTION 13.18.	Amended, Restated and Replacement Agreement	79

SECTION 13.19.	Non-Confidentiality of Tax Treatment	79

AMENDED AND RESTATED

CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 17, 2005 among AMERICAN CAPITAL STRATEGIES, LTD., as the Borrower, the BANKS listed on the signature pages hereof, and BRANCH BANKING AND TRUST COMPANY, as Administrative Agent.

The Borrower, the Banks and the Administrative Agent are parties to the Original Credit Agreement (as defined herein) which provides for the making of loans by the Banks to the Borrower in an aggregate principal amount at any one time outstanding not exceeding $70,000,000.

The parties hereto wish to amend the Original Credit Agreement in certain respects and to restate the Original Credit Agreement, to read in its entirety as set forth below. The Borrower, the Administrative Agent and the Banks party to the Original Credit Agreement wish to add Bayerische Hypo-und Vereinsbank AG as a Bank party hereto. Accordingly, the parties hereto agree that effective on the Closing Date (as defined herein), the Original Credit Agreement is amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Accreted Interest” means the accrued interest on a PIK Loan that is added to the principal amount of such PIK Loan instead of being paid as it accrues.

“Accrual Period” means with respect to each Syndicated Advance and Swing Line Advance (or portion thereof) (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month in which the Closing Date occurs and (b) with respect to any subsequent Payment Date, the calendar month immediately preceding the month in which the Payment Date occurs.

“ACL Agreement” means any credit line sweep services agreement now or hereafter entered into between the Administrative Agent and Borrower and all amendments and modifications thereto.

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person; provided, however, the term “Acquisition” shall exclude a Portfolio Investment.

“Add-On Loan” means any additional loan or extension of credit made subsequent to any Loan made by the Borrower or one of its Subsidiaries to the Obligor of such Loan in accordance with the Credit and Collection Policy.

“Adjusted EBIT” means, for any period with respect to the Borrower and its Consolidated Subsidiaries, operating income after deduction of all operating expenses and other proper charges other than taxes and Interest Expense, plus net realized gains (losses) arising from investments, all as determined in accordance with GAAP.

“Adjusted Monthly Libor Index” has the meaning set forth in Section 2.06(c).

“Administrative Agent” means Branch Banking and Trust Company, in its capacity as Administrative Agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

“Administrative Agent’s Fee Letter Agreement” means that certain letter agreement, dated as of December 3, 2004, between the Borrower and the Administrative Agent, as amended by a letter agreement dated February 16, 2005, relating to the structure of the Syndicated Advances and Swing Line Advances, and certain fees from time to time payable by the Borrower to the Administrative Agent, together with all amendments and modifications thereto. If there is any conflict between the provisions of this Agreement and the provisions of the Administrative Agent’s Fee Letter Agreement, the provisions of this Agreement will control.

“Advance” means a Base Rate Advance, Euro-Dollar Advance, Syndicated Advance or Swing Line Advance. “Advances” means Base Rate Advances, Euro-Dollar Advances, Syndicated Advances, Swing Line Advances or any or all of them, as the context shall require. An Advance is a “Base Rate Advance” if such Advance is part of a Base Rate Borrowing or a “Euro-Dollar Advance” if such Advance is part of a Euro-Dollar Borrowing.

“Advances Outstanding” means on any day, the aggregate principal amount of all Syndicated Advances, Letter of Credit Advances, Undrawn Amounts and Swing Line Advances outstanding on such day, after giving effect to all repayments of Syndicated Advances, Letter of Credit Advances and Swing Line Advances, the issuance of new Letters of Credit on such day, the expiration of issued Letters of Credit on such day, and makings of new Syndicated Advances and Swing Line Advances on such day.

“Affected Party” means the Administrative Agent, the Swing Line Lender, each Bank, all assignees and participants of the Swing Line Lender and each Bank, any successor to BB&T as Administrative Agent and any sub-agent of the Administrative Agent.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, the term “Affiliate” shall not include any Person that constitutes a Portfolio Investment.

“Agreement” means this Amended and Restated Credit Agreement, together with all amendments and supplements hereto.

“American Capital” means American Capital Strategies, Ltd.

“Applicable Laws” means for any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, predatory lending laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Federal Reserve Board), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning set forth in Section 2.06(a).

“Asset Coverage Ratio” shall mean, on a consolidated basis for Borrower and its Consolidated Subsidiaries, the ratio which the value of total assets, less all liabilities and indebtedness not represented by senior securities (all as determined pursuant to the 1940 Act and any orders of the Securities and Exchange Commission issued to Borrower thereunder), bears to the aggregate amount of senior securities representing indebtedness of Borrower and its Consolidated Subsidiaries.

“Assignee” has the meaning set forth in Section 13.07(c).

“Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 13.07(c) in the form attached hereto as Exhibit C.

“Authority” has the meaning set forth in Section 12.02.

“Available Non-Pledged Assets” means as of any date of determination thereof, an amount equal to the sum of (a) 50% of each Eligible Investment issued by a Grade 2 Obligor and (b) 100% of each Eligible Investment issued by a Grade 3 Obligor or a Grade 4 Obligor. For purposes of determining “Available Non-Pledged Assets,” Investments shall be valued at their Fair Market Value as of any date of determination. For purposes of calculating “Available Non-Pledged Debt Assets of the Borrower,” “Available Non-Pledged Assets” shall include only Eligible Investments that are Eligible Debt Investments owned directly by the Borrower. The Eligible Investments included within the “Available Non-Pledged Assets” are sometimes referred to herein collectively as the Available Non-Pledged Assets and individually as an Available Non-Pledged Asset.

“Available Non-Pledged Debt Assets of the Borrower” means as of any date of determination thereof, an amount equal to the value of Available Non-Pledged Assets owned directly by the Borrower that are Eligible Debt Investments owned directly by the Borrower. The Eligible Debt Investments included within the Available Non-Pledged Debt Assets of the Borrower are sometimes referred to herein collectively as the Available Non-Pledged Debt Assets of the Borrower and individually as an Available Non-Pledged Debt Asset of the Borrower.

“Available Pledged Assets” means as of any date of determination, 50% of the aggregate amount of Eligible Pledged Assets in respect of all Secured Debt Obligations in existence as of such date.

“Bank” means each bank listed on the signature pages hereof as having a Commitment and the Swing Line Lender, and their respective successors and assigns

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101, et. seq.), as amended from time to time.

“Base Rate” means for any Base Rate Advance for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one percent above the Federal Funds Rate. For purposes of determining the Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Base Rate Advance” means the Syndicated Advances and Swing Line Advances, as the case may be, during Interest Periods when such Syndicated Advance or Swing Line Advance, as the case may be, bears or is to bear interest at a rate based upon the Base Rate. Swing Line Advances shall at all times be Base Rate Advances. Syndicated Advances shall at all times be Euro-Dollar Advances, unless such Syndicated Advances are to be Base Rate Advances pursuant to Article XII hereof.

“BB&T” means Branch Banking and Trust Company, and its successors.

“Borrower” means American Capital Strategies, Ltd., a Delaware corporation, in its capacity as borrower hereunder, and its successors and permitted assigns in such capacity.

“Borrowing” means a borrowing hereunder consisting of Advances made to the Borrower: (i) at the same time by all of the Banks, in the case of a Syndicated Borrowing, or (ii) by BB&T in the case of a Swing Line Borrowing, in each case pursuant to Article II. A Borrowing is a Base Rate Borrowing if such Advances are Base Rate Advances or a “Euro-Dollar Borrowing” if such Advances are Euro-Dollar Advances.

“Breakage Costs” means any amount or amounts payable under Section 12.05. All Breakage Costs shall be due and payable upon demand. The determination by a Bank of the amount of any such loss or expense shall be set forth in a written notice to the Borrower and Administrative Agent and shall be conclusive absent manifest error.

“Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Capital Stock” means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

“Capitalized Lease Obligations” means with respect to any Person for any period, the obligations of such Person to pay rent and other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Cash” means, at any time with respect to any Person, the total amount of “cash and cash equivalents” of such Person, which is not subject to any Lien, as set forth in or reflected on the most recent balance sheet of such Person prepared in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Change of Law” shall have the meaning set forth in Section 12.02.

“Charged-Off Portfolio Loan” means any Portfolio Loan: (i) that is one hundred eighty (180) days or more past due with respect to any interest or principal payment, (ii) for which an Insolvency Event has occurred with respect to the related Obligor, (iii) for which the related Obligor has suffered any Material Adverse Change, (iv) that is or should be written off as uncollectible in accordance with the Credit and Collection Policy, (v) that has been placed on non-accrual status in accordance with the Credit and Collection Policy, (vi) all or any portion of which has been converted into or exchanged for an Equity Security or (vii) has been sold for less than its Portfolio Outstanding Loan Balance upon foreclosure or upon exercise of remedies, provided, that, only the portion of the Portfolio Loan not recouped in such sale shall be deemed to be “charged-off” for purposes of clause (vii).

“Closing Date” means February 17, 2005.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Collection Period” means each calendar month.

“Commitment” means, with respect to each Bank, (i) the amount set forth opposite the name of such Bank on the signature pages hereof, or (ii) as to any Bank which enters into an

Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank’s Commitment after giving effect to such Assignment and Acceptance, as such amount may be reduced from time to time pursuant to Sections 2.11 and 2.12.

“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Consolidated Debt” shall mean as of the date of any determination thereof, the aggregate unpaid amount of all Debt of Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary items and (ii) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated and consolidating financial statements as of such date.

“Consolidated Tangible Net Worth” means, at any time, Stockholders’ Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, of:

(A) Any surplus resulting from any write-up of assets subsequent to December 31, 2003 provided that Consolidated Tangible Net Worth shall include any write-ups of Portfolio Investments subsequent to December 31, 2003 to the extent such write-ups are required under GAAP;

(B) All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies and unamortized debt discount and expense;

(C) To the extent not included in (B) of this definition, any amount at which shares of Capital Stock of the Borrower appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries;

(D) Loans or advances to stockholders, directors, officers or employees; and

(E) To the extent not included in (B) of this definition, deferred expenses.

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

“Contractual Obligation” with respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Contributed Loans” means Loans which are contributed to the SPE Subsidiary as equity Investments therein pursuant to a Permitted Securitization Transaction.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the capital stock, warrants or options to acquire capital stock of Borrower or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Debt incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition, and (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Borrower shall be valued (I) in the case of capital stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. (“NASDAQ”) or is listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to any other shares of capital stock, as determined by the Board of Directors of the Borrower and, if requested by the Administrative Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), (B) the capital stock of any Subsidiary shall be valued as determined by the Board of Directors of such Subsidiary and, if requested by the Administrative Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

“Credit and Collection Policy” means those credit, collection, customer relation and service policies determined by the Borrower as of the date hereof relating to the Loans and related Loan Documents, described in Exhibit E, as the same may be amended or modified from time to time in accordance with subsection 5.31.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) all principal amounts outstanding and owed to Persons other than the Borrower or any Subsidiary under the terms described in clause (a) of the definition of Permitted Securitization Transaction Obligations; (xi) all obligations, direct or indirect (absolute or contingent) of such Person to repurchase property or assets sold or otherwise transferred by such Persons; and (xii) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to any Syndicated Advance or any Swing Line Advance, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Syndicated Advance or any Swing Line Advance hereunder (irrespective of whether any such type of Advance is actually outstanding hereunder).

“Defaulted Investment” means any Investment (a) that is 60 days (or such shorter number of days as may be applied for determining when an Investment is to be considered as a defaulted Investment under any Secured Debt Obligation) or more past due with respect to any interest or principal payments or (b) that is or otherwise should be considered a defaulted loan by the Borrower in connection with its Credit and Collection Policy.

“Defaulted Portfolio Loan” means any Portfolio Loan (that is not a Charged-Off Portfolio Loan): (a) that is 60 days or more past due with respect to any interest or principal payments, or (b) that is or otherwise should be considered a Defaulted Portfolio Loan in accordance with the Credit and Collection Policy.

“Delinquent” means on any day with respect to any Loan, and any specified time period, (i) any payment, or portion thereof, due with respect thereto, has not been made by the Obligor of such Loan for the specified time period from the due date of such payment or (ii) other than with respect to any PIK Loans, the related Obligor is not paying any of the accrued and unpaid interest thereon on a current basis.

“Determination Date” means the last day of each Collection Period.

“Dividends” means for any period the sum of all dividends paid or declared during such period in respect of any Capital Stock and Redeemable Preferred Stock (other than dividends paid or payable in the form of additional Capital Stock).

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in North Carolina are authorized or required by law to close.

“Eligible Debt Investments” means Investments in Senior Debt, Investments in Subordinated Debt and Investments in Junior Subordinated Debt that have been purchased or otherwise acquired by the Borrower or a Consolidated Subsidiary in the ordinary course of business; provided that no such Investment shall be an Eligible Investment unless (a) such Investment is evidenced by an instrument or agreement that has been duly authorized, executed and delivered and is enforceable against the obligor thereof, (b) such Investment, if applicable, is denominated and payable either in (1) United States dollars or (2) the currency of a jurisdiction other than the United States of America, provided that the aggregate amount of Investments permitted under this subclause (2) and clause (b)(2) of the definition of Eligible Equity Investments shall not exceed $100,000,000 at any one time, (c) such Investment is not subject to any Lien and, if such Investment is owned by a Consolidated Subsidiary, the Borrower shall not have pledged or otherwise encumbered the stock of such Consolidated Subsidiary or any direct or indirect parent thereof, (d) no right of rescission, set-off, counterclaim, defense or other material dispute has been asserted with respect to such Investment and (e) the obligor in respect of such Investment is not (1) an individual, (2) organized or incorporated under the laws of a jurisdiction other than a Permitted Country, (3) the subject of an Insolvency Event or (4) a party to a Defaulted Investment. For purposes of calculating “Available Non-Pledged Debt Assets of the Borrower,” “Available Non-Pledged Assets” shall include only Eligible Investments that are Eligible Debt Investments owned directly by the Borrower.

“Eligible Equity Investments” means Investments in Common Stock, Investments in Preferred Stock, Investments in Redeemable Preferred Stock, and Investments in Warrants that have been purchased or otherwise acquired by the Borrower or a Consolidated Subsidiary in the ordinary course of business; provided that no such Investment shall be an Eligible Investment unless (a) such Investment is evidenced by an instrument or agreement that has been duly authorized, executed and delivered and is enforceable against the issuer thereof, (b) such Investment, if applicable, is denominated and payable either in (1) United States dollars or (2) the currency of a jurisdiction other than the United States of America, provided that the aggregate amount of Investments permitted under this subclause (2) and clause (b)(2) of the definition of Eligible Debt Investments shall not exceed $100,000,000 at any one time, (c) such Investment is not subject to any Lien and, if such Investment is owned by a Consolidated Subsidiary, the Borrower shall not have pledged or otherwise encumbered the stock of such Consolidated Subsidiary or any direct or indirect parent thereof, (d) no right of rescission, set-off, counterclaim, defense or other material dispute has been asserted with respect to such Investment and (e) the issuer in respect of such Investment is not (1) an individual, (2) organized or incorporated under the laws of a jurisdiction other than a Permitted Country, (3) the subject of an Insolvency Event or (4) in default beyond any period of grace with respect to such Investment or any term of any agreement or instrument evidencing such Investment.

“Eligible Investments” means Eligible Debt Investments and Eligible Equity Investments.

“Eligible Pledged Assets” means in respect of each Secured Debt Obligation, as of any date of determination, an amount equal to the difference between (a) the value of all Pledged Investments in respect of such Secured Debt Obligation and (b) the principal amount of such Secured Debt Obligation. For purposes of determining “Eligible Pledged Assets,” Pledged Investments shall be valued at their Fair Market Value as of any date of determination.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary of the Borrower required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary of the Borrower or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“Equity Security” means any equity security or other obligation or security that does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro-Dollar Advance” means the Advances during Interest Periods when the Advances bear or are to bear interest at a rate based upon the London Interbank Offered Rate.

“Euro-Dollar Business Day” means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.06.

“Event of Default” has the meaning set forth in Section 9.01.

“Excluded Loan Assets” means (i) Excluded Loans and (ii) any Loans created or arising (x) after an Event of Default specified in (h) or (i) of Section 9.01, or (y) after termination of purchases under the Permitted Securitization Transaction Documents.

“Excluded Loans” means all Loans other than Purchased Loans and Contributed Loans.

“Existing Securitization Transaction” means: (i) the VFCC Loan Facility; (ii) the securitization evidenced by the 2002-1 Transaction Documents (as defined in the Intercreditor Agreement); (iii) the securitization evidenced by the 2002-2 Transaction Documents (as defined in the Intercreditor Agreement); (iv) the securitization evidenced by the 2003-1 Transaction Documents (as defined in the Intercreditor Agreement); (v) the securitization evidenced by the 2003-2 Transaction Documents (as defined in the Intercreditor Agreement); (vi) the securitization evidenced by the 2004-1 Transaction Documents (as defined in the Intercreditor Agreement); and (vii) the Fairway Facility.

“Facility Amount” means on any date the aggregate amount of the Commitments of all of the Banks on such date after giving effect to any reductions pursuant to Section 2.11 and Section 2.12.

“Facility Maturity Date” means February 16, 2006.

“Facility Termination Date” means the earliest to occur of: (i) the date of the occurrence of an Event of Default pursuant to Section 9.01; (ii) the Facility Maturity Date; (iii) that Domestic Business Day designated by the Borrower to the Administrative Agent as the “Facility Termination Date” at any time following two (2) Domestic Business Days written notice to the Administrative Agent; or (iv) the date on which the VFCC Loan Funding Facility shall cease to be in full force and effect.

“Fair Market Value” means with respect to any Investment, including without limitation, Pledged Investments, the fair market value of such Investment as required by, and in accordance with, the Investment Company Act and any orders of the Securities and Exchange Commission issued to the Borrower, all as determined by the board of directors of the Borrower and reviewed by its independent auditors.

“FATF” shall have the meaning set forth in Section 4.31.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to BB&T on such day on such transactions as determined by the Administrative Agent.

“Financing” shall mean any transaction or series of transactions for the incurrence of any Debt or for the establishment of a commitment to make advances which would constitute Debt, which Debt is not: (1) Subordinated Debt; (2) a Permitted Securitization; or (3) secured by a Lien permitted under Section 5.08(b) whether existing on the date hereof or incurred or entered into after the date hereof.

“Fiscal Month” means any fiscal month of the Borrower.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Fronting Fee” shall have the meaning set forth in Section 2.10(c).

“Funding Date” means any Domestic Business Day on which a Syndicated Advance or Swing Line Advance is made.

“Funding Request” means a written notice, in the form of Exhibit A, to be used for each Advance, repayment of each Advance or termination or reduction of the Facility Amount or prepayments of Advances and including the items required by Sections 2.02 and 2.03.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator and any accounting board or authority (whether or not a part of the government) which is responsible for the establishment or interpretation of national or international accounting principles.

“Grade 1 Obligor” means as of any date of determination, an Obligor of any Loan that the Servicer determines to be or, in accordance with the Credit and Collection Policy, should have determined to be, classified as “Grade 1.”

“Grade 2 Obligor” means as of any date of determination: (i) in the case of a Loan, an Obligor of any Loan that are classified in accordance with the Credit and Collection Policy as “Grade 2”; and (ii) in the case of an Eligible Investment, any issuer or obligor in respect of Eligible Investments that are classified, in accordance with the Credit and Collection Policy, as “Grade 2”.

“Grade 3 Obligor” means as of any date of determination: (i) in the case of a Loan, any Obligor of any Loan that are classified in accordance with the Credit and Collection Policy as “Grade 3”; and (ii) in the case of an Eligible Investment, any issuer or obligor in respect of Eligible Investments that are classified, in accordance with the Credit and Collection Policy, as “Grade 3”.

“Grade 4 Obligor” means as of any date of determination: (i) in the case of a Loan, an Obligor of any Loan that are classified in accordance with the Credit and Collection Policy as “Grade 4”; and (ii) in the case of an Eligible Investment, any issuer or obligor in respect of Eligible Investments that are classified, in accordance with the Credit and Collection Policy, as “Grade 4”.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“H.15” means Federal Reserve Statistical Release H.15.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such act, statute or regulation may be amended from time to time.

“Hedge Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement.

“Indemnified Amounts” has the meaning set forth in Section 10.01.

“Indemnified Parties” has the meaning set forth in Section 10.01.

“Initial Advance” means the first Advance made hereunder.

“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.

“Intercreditor Agreement” means the Fourth Amended and Restated Intercreditor and Lockbox Administration Agreement, dated as of August 10, 2004, among Wells Fargo Bank, National Association, as the indenture trustee, Wachovia Capital Markets, LLC, as the conduit Administrative Agent, each securitization administrative agent that from time to time executes a joinder thereto, the Administrative Agent and American Capital Strategies, Ltd., as such agreement is in effect on the Closing Date.

“Interest” means for each Accrual Period and each Syndicated Advance and each Swing Line Advance outstanding during such Accrual Period, the sum of the products (for each day during such Accrual Period) of:

	IR x P	x	1
			D

where

	IR	=		the Interest Rate applicable on such day;

	P	=		the principal amount of such Syndicated Advance or Swing Line Advance on such day; and

	D	=		360.

provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Expense” means, with respect to a Person and for any period, the total consolidated interest expense (including, without limitation, capitalized interest expense and interest expense attributable to Capitalized Lease Obligations, interest rate protection agreements and other hedging agreements) of such Person and in any event shall include all interest expense with respect to any Debt in respect of which such Person is wholly or partially liable.

“Interest Payment Date” shall mean the tenth day of each month.

“Interest Period” means a calendar month; provided that: (a) the initial Interest Period shall mean the period commencing on the Closing Date and ending on February 28, 2005; provided that the London Interbank Offered Rate shall be determined as if such Interest Period commenced on February 1, 2005; and (b) the last Interest Period under this Agreement shall end on the Facility Termination Date.

“Interest Rate” means for each Accrual Period and for each Syndicated Advance and each Swing Line Advance outstanding by a Bank for each day during such Accrual Period the rate of interest applicable to such Syndicated Advance or Swing Line Advance under the terms of this Agreement.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

“Investments in Common Stock” means each Investment owned by the Borrower or any Consolidated Subsidiary in common stock, partnership interests or membership interests of any Person and that is classified as “Common Stock,” “Partnership Units” or “Membership Units” on the consolidated schedule of investments of the Borrower for the then most recently ended fiscal quarter.

“Investments in Junior Subordinated Debt” means each Investment owned by the Borrower or any Consolidated Subsidiary in debt of any Person and that is subordinated in any manner to other subordinated debt of such Person and that is classified as “Junior Subordinated Debt” on the consolidated schedule of investments of the Borrower for the then most recently ended fiscal quarter.

“Investments in Preferred Stock” means each Investment owned by the Borrower or any Consolidated Subsidiary in preferred stock (other than redeemable preferred stock) of any Person and that is classified as “Preferred Stock” on the consolidated schedule of investments of the Borrower for the then most recently ended fiscal quarter.

“Investments in Redeemable Preferred Stock” means each Investment owned by the Borrower or any Consolidated Subsidiary in redeemable preferred stock of any Person and that is classified as “Redeemable Preferred Stock” on the consolidated schedule of investments of the Borrower for the then most recently ended fiscal quarter.

“Investments in Senior Debt” means each Investment owned by the Borrower or any Consolidated Subsidiary in debt of any Person that is not subordinated in any manner to any other debt of such Person and that is classified as “Senior Debt” on the consolidated schedule of investments of the Borrower for the then most recently ended fiscal quarter.

“Investments in Subordinated Debt” means each Investment owned by the Borrower or any Consolidated Subsidiary in debt of any Person that is subordinated in any manner to other debt of such Person and that is classified as “Subordinated Debt” on the consolidated schedule of investments of the Borrower for the then most recently ended fiscal quarter; provided that “Investments in Subordinated Debt” shall not include Investments in Junior Subordinated Debt.

“Investments in Warrants” means each Investment owned by the Borrower or any Consolidated Subsidiary in warrants to purchase common stock, partnership interests or membership interests of any Person and that is classified as “Common Stock Warrants,” “Partnership Unit Warrants” or “Membership Unit Warrants” on the consolidated schedule of investments of the Borrower for the then most recently ended fiscal quarter.

“Issuing Bank” means Branch Banking and Trust Company and its successors and assigns.

“Lending Office” means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“Letter of Credit” means the letters of credit issued by the Issuing Bank pursuant to Section 2.08(a) and “Letter of Credit” means any one of such Letters of Credit, as any of such letters of credit may be extended, renewed, replaced or amended from time to time.

“Letter of Credit Advance” means an advance made by the Issuing Bank described in the first sentence of Section 2.08(c).

“Letter of Credit Agreement” means any agreement entered into by the Borrower and the Issuing Bank pursuant to which a Letter of Credit is issued, as amended, modified or restated from time to time.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means any senior or subordinate loan arising from the extension of credit to an Obligor by the Borrower or a Subsidiary of the Borrower in the ordinary course of business of the Borrower or such Subsidiary of the Borrower (including, without limitation, all Add-On Loans, Revolving Loans and PIK Loans, monies due or owing and all other amounts received from time to time with respect to such loan receivable).

“Loan Documents” means with respect to any Loan the related promissory note and any related loan agreement, security agreement, mortgage, assignment of loans, all guarantees, note purchase agreement, intercreditor and/or subordination agreement, and UCC financing statements and continuation statements (including amendments or modifications thereof) executed by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Loan and related promissory note, including, without limitation, general or limited guaranties.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(c).

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Change” means with respect to any Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Adverse Effect” means with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document, (c) the rights and remedies of the Administrative Agent or any Bank under this Agreement or any Transaction Document or (d) the ability of the Borrower to perform its obligations under this Agreement or any other Transaction Document.

“Monthly Report” has the meaning set forth in Section 5.01(k).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Net Proceeds of Capital Stock/Conversion of Debt” means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of any and all Debt converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

“Notes” means the Swing Line Note and the promissory notes of the Borrower, substantially in the form of Exhibits B-1 and B-2 hereto, evidencing the obligation of the Borrower to repay the Advances, together with all amendments, consolidations, modifications, renewals and supplements thereto and “Note” means any one of such Notes.

“Obligations” means all loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Borrower to the Banks and Administrative Agent or any of their assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of this Agreement, the Letter of Credit Agreements, the Letters of Credit, any fee letter (including, without limitation, the Administrative Agent’s Fee Letter Agreement) delivered in connection with the transactions contemplated by this Agreement or any Transaction Document, as amended or supplemented from time to time, whether or not evidenced by any separate note, agreement or other instrument. The term Obligations includes, without limitation, all Advances Outstanding, Interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), Breakage Costs, fees, including, without limitation, any and all arrangement fees, loan fees, facility fees, and any and all other fees, expenses, costs or other sums (including attorney costs) chargeable to the Borrower under any of the Transaction Documents.

“Obligor” means with respect to any Investment, the Person or Persons obligated to make payments pursuant to such Investment, including any guarantor thereof.

“Officer’s Certificate” means a certificate signed by any officer of the Borrower and delivered to the Administrative Agent.

“Original Credit Agreement” means that certain Credit Agreement dated as of March 25, 2004 among the Borrower, as borrower and servicer, the banks listed therein, Wells Fargo Bank, National Association, as back-up servicer and as the collateral custodian, and Branch Banking and Trust Company, as administrative agent, as amended.

“Participant” has the meaning set forth in Section 13.07(b).

“Payment Date” means the tenth day of each calendar month or, if such day is not a Domestic Business Day, the next succeeding Domestic Business Day, commencing March 10, 2005.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Country” means each of Australia, Austria, Belgium, Canada, China, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Japan, Luxembourg, Portugal, Spain, Sweden, The Netherlands, The United Kingdom or the United States of America.

“Permitted Liens” means with respect to the Borrower’s interest in the collateral related to any Investment, any of the following as to which no enforcement, collection, execution, levy or foreclosure proceedings shall have been commenced: (i) materialmen’s, warehousemen’s, mechanics’ and other liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (ii) Liens for state, municipal and other local taxes if such taxes are not at the time due and payable or if the Obligor shall currently be contesting the validity thereof in good faith by appropriate proceedings, (iii) Liens held by senior lenders with respect to Investments in Subordinated Debt, and (iv) Liens in favor of a collateral agent on behalf of all noteholders of the related Obligor.

“Permitted Securitization Transaction” means any transaction or series of transactions that may be entered into by the Borrower and its Subsidiaries pursuant to which the Borrower and/or its Subsidiaries may sell, convey or otherwise transfer to a SPE Subsidiary and such SPE Subsidiary may grant a security interest in, any Permitted Securitization Transaction Assets (whether now existing or arising in the future); provided that:

(A) no Default or Event of Default has occurred and after giving effect to such Permitted Securitization Transaction no Default or Event of Default shall occur;

(B) no portion of the indebtedness or any other obligations (contingent or otherwise) of a SPE Subsidiary or other Person (i) is guaranteed by the Borrower or its Subsidiaries (excluding Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or its Subsidiaries (other than the SPE Subsidiary) for payment other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or its Subsidiaries (other than the SPE Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings; and

(C) the Borrower and its Subsidiaries (other than the SPE Subsidiary) do not have any obligation to maintain or preserve the financial condition of the SPE Subsidiary, or any other Person or cause such entity to achieve certain levels of operating results.

“Permitted Securitization Transaction Assets” means (a) all Purchased Loans and Contributed Loans transferred by the Borrower or its Subsidiaries (including the SPE Subsidiary) pursuant to the Permitted Securitization Transaction Documents; provided, however, that the term “Permitted Securitization Transaction Assets” shall not include any Excluded Loan Assets, (b) all Permitted Securitization Transaction Related Assets, and (c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (a) and (b).

“Permitted Securitization Transaction Documents” means (x) a loan purchase agreement, servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Permitted Securitization Transaction Assets, in each case as amended, modified, supplemented or restated and in effect from time to time entered into by the Borrower and/or its Subsidiaries (including the SPE Subsidiary), and (y) each other instrument, agreement and other document entered into by the Borrower or its Subsidiaries (including the SPE Subsidiary) relating to the transactions contemplated by the items referred to in clause (x) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

“Permitted Securitization Transaction Obligations” means (a) notes, trust certificates, undivided interests, partnership interests or other interests representing the right to be paid a specified principal amount from the Permitted Securitization Transaction Assets, and (b) related obligations of the Borrower and/or its Subsidiaries (including, without limitation, rights in respect of interest or yield, breach of warranty claims and expense reimbursement and indemnity provisions) and other Standard Securitization Undertakings.

“Permitted Securitization Transaction Related Assets” means, with respect to Purchased Loans and Contributed Loans (but not Excluded Loans), (i) rights of the seller or contributor thereof under the documentation governing or relating to such Loans, including all contracts pursuant to which any account party or other party is obligated to make payment on any such Loans, and all related purchase orders, invoices and other agreements, documents, books, records and other media for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property), and (ii) all proceeds of all of the foregoing, including all funds received by any Person in payment of any amounts owed (including invoice prices, finance charges, interest and all other charges, if any) in respect thereof or otherwise applied to repay or discharge any such Loans (including insurance payments applied in the ordinary course of business to amounts owed in respect of such Loans and net proceeds of any sale or other disposition of repossessed goods that were the subject of any such Loans) or other collateral or property of the account party or other party directly or indirectly liable for payment of such Loans, and any lockboxes or accounts in which such proceeds are deposited.

“Person” means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“PIK Loan” means a Loan to an Obligor, which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of interest on a monthly or quarterly basis, which cash payment shall be treated as interest collections at the time it is received.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Pledged Investments” means all Investments owned by the Borrower or any Consolidated Subsidiary pledged or otherwise encumbered by the Borrower or such Consolidated Subsidiary as security for a Secured Debt Obligation; provided that if such Secured Debt Obligation shall contain any conditions precedent to such Investments being included in any borrowing base calculation for such Secured Debt Obligation, such Investments shall satisfy such conditions.

“Portfolio Aggregate Outstanding Loan Balance” means with respect to all Portfolio Loans, as of any Determination Date, the sum of the Portfolio Outstanding Loan Balances of such Portfolio Loans on such date minus the Portfolio Outstanding Loan Balances of any Defaulted Portfolio Loans and Charged-Off Portfolio Loans on such date.

“Portfolio Investments” means Investments made by the Borrower in the ordinary course of business and consistently with practices existing on December 31, 2003 in a Person that is accounted for under GAAP as a portfolio investment of the Borrower.

“Portfolio Loan” means any Loan serviced by the Borrower or an Affiliate of the Borrower, but excluding any Loan which the Borrower or an Affiliate of the Borrower services for an unaffiliated third party.

“Portfolio Outstanding Loan Balance” means with respect to any Portfolio Loan, as of any date of determination, the total remaining amounts of principal payable by the Obligor thereof exclusive of (a) interest payments and (b) Accreted Interest.

“Prime Rate” refers to that interest rate so denominated and set by BB&T from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by BB&T. BB&T lends at interest rates above and below the Prime Rate.

“Properties” means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary of the Borrower, wherever located.

“Pro Rata Share” of any amount means, with respect to any Bank at any time, the product of such amount times a fraction the numerator of which is the amount of such Bank’s Commitment at such time and the denominator of which is the aggregate amount of the Commitments of all of the Banks at such time.

“Purchased Loans” means Loans which are actually purchased pursuant to the Permitted Securitization Transaction Documents, for a purchase price determined pursuant thereto.

“Quarterly Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Records” means with respect to any Loans, all documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any Loan and the related Obligors, other than the Loan Documents.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Facility Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Related Property” means with respect to any Investment, any property or other assets of the Obligor thereunder pledged as collateral to secure the repayment of such Investment.

“Required Banks” means at any time Banks having at least 66 2/3% of the aggregate amount of the Commitments or, if the Commitments are no longer in effect, Banks holding at least 66 2/3% of the aggregate outstanding principal amount of the Notes, Letter of Credit Advances and Undrawn Amounts.

“Responsible Officer” means as to any Person, any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower’s capital stock (except dividends payable solely in shares of its capital stock) or

(ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower’s capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire shares of the Borrower’s capital stock.

“Revolving Loan” means any Loan that is a line of credit or other similar extension of credit by the Borrower where the Borrower’s commitment under such Loan is not fully funded and/or the proceeds of such Loan may be repaid and reborrowed.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“Rolling Twelve-Month Portfolio Charged-Off Ratio” means as of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Portfolio Outstanding Loan Balances of all Portfolio Loans that became Charged-Off Portfolio Loans during the Collection Period related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is equal to a fraction the numerator of which is equal to the sum of the Portfolio Aggregate Outstanding Loan Balance as of the first day of the Collection Period related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date) and the denominator of which is equal to 12 (or the corresponding lesser number of Determination Dates included in the calculations described herein).

“Rolling Twelve-Month Portfolio Default Ratio” means as of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Portfolio Outstanding Loan Balance of all Portfolio Loans that became Defaulted Portfolio Loans during the Collection Period related to such Determination Date and each of 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is equal to a fraction the numerator of which is equal to the sum of the Portfolio Aggregate Outstanding Loan Balance as of the first day of the Collection Period related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date) and the denominator of which is equal to 12 (or the corresponding lesser number of Determination Dates included in the calculations described herein).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Secured Debt Obligations” means that certain (a) VFCC Loan Funding Facility, (b) asset securitization evidenced by the 2000-1 Transaction Documents, (c) asset securitization evidenced by the 2002-1 Transaction Documents, (d) asset securitization evidenced by the 2002-2 Transaction Documents, (e) asset securitization evidenced by the 2003-1 Transaction Documents, (f) asset securitization evidenced by the 2003-2 Transaction Documents, (g) Loan Funding and Servicing Agreement dated as of June 30, 2004 among ACS Funding Trust II, as the borrower, the Borrower, as the servicer, Fairway Finance Company, LLC, as the conduit lender, Harris Nesbitt Corp., as the agent, and Wells Fargo Bank, National Association, as the back-up servicer and as the collateral custodian (the “Fairway Facility”), (h) asset securitization evidenced by the 2004-1 Transaction Documents, and (i) any other financing transaction undertaken by the Borrower or an Affiliate that is secured, directly or indirectly, by assets of the Borrower or an Affiliate, including any lease, asset securitization, repurchase transaction, secured loan or other transfer, in each case, as the same may be amended, supplemented, restated, increased, refinanced, replaced or otherwise modified from time to time or any successor thereto.

“Securitization Transaction” means any financing transaction undertaken by the Borrower or an Affiliate of the Borrower that is secured, directly or indirectly, by a Loan or any portion thereof or interest therein, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer of one or more Loans or any portion thereof.

“Senior Debt” means any Debt that is not in any manner subordinated in right of payment or security in any respect to the Debt evidenced by the Notes.

“Servicer” means with regard to any Investment, the servicer of such Investment, including without limitation, American Capital Strategies, Ltd., a Delaware corporation, in its capacity as the servicer of an Investment, and its successors and permitted assigns.

“Servicer Termination Event” has the meaning set forth in any Existing Securitization Transaction and in the case of any Permitted Securitization Transaction entered into after the Closing Date any term comparable to the term “Servicer Termination Event” as defined in any Existing Securitization Transaction.

“SPE Subsidiary” means a special purpose entity that is a wholly owned subsidiary of the Borrower, created for the sole purpose of, and whose only business shall be, acquisition of Permitted Securitization Transaction Assets pursuant to a Permitted Securitization Transaction and those activities incidental to the Permitted Securitization Transaction.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or its Subsidiaries (other than the SPE Subsidiary) that are reasonably customary in securitization transactions and substantially similar to the representations, warranties, covenants and indemnities entered into by the Borrower and its Subsidiaries in connection with the Existing Securitization Transactions, as reasonably determined in good faith by the Administrative Agent.

“Stockholders Equity” means, at any time, the shareholders’ equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders’ equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

“Subordinated Debt” means Debt of the Borrower that is fully subordinated, without qualification or contingency and otherwise in right of payment, in right to participate in liquidating distributions and in all other respects to the obligations and indebtedness now or hereafter owed by the Borrower to the Administrative Agent and the Banks, or either of them, all pursuant to instruments satisfactory in form and substance to the Administrative Agent and the Required Banks.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower; provided, however, the term “Subsidiary” shall not include any Person that constitutes a Portfolio Investment.

“Swing Line Advance” means an advance made by the Swing Line Lender pursuant to Section 2.03 hereof.

“Swing Line Lender” means BB&T, in its capacity as Swing Line Lender hereunder and its successors and permitted assigns in such capacity.

“Swing Line Note” means the promissory note of the Borrower, substantially in the form of Exhibit B-2 hereto, evidencing the obligation of the Borrower to repay the Swing Line Advances, together with all amendments, consolidations, modifications, renewals and supplements thereto.

“Syndicated Advance” shall mean an advance made to the Borrower under this Agreement pursuant to Section 2.02. Syndicated Advances shall at all times be Euro-Dollar Advances, unless such Syndicated Advance is to be a Base Rate Advance pursuant to Article XII herein.

“Taxes” has the meaning set forth in Section 2.15(c).

“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower’s business and on a temporary basis.

“Total Available Assets” means as of any date of determination, the sum of (a) Cash of the Borrower and its Consolidated Subsidiaries, (b) Available Non-Pledged Assets, and (c) Available Pledged Assets.

“Total Unused Commitments” means at any date, an amount equal to: (A) the aggregate amount of the Commitments of all of the Banks at such time, less (B) the sum of: (i) the aggregate outstanding principal amount of the Syndicated Advances of all of the Banks at such time; (ii) the aggregate outstanding principal amount of all Letter of Credit Advances; (iii) the aggregate Undrawn Amounts; and (iv) the aggregate outstanding principal amount of all Swing Line Advances.

“Transaction Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Administrative Agent’s Fee Letter Agreement and any additional document, letter, fee letter, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transferee” has the meaning set forth in Section 13.07(d).

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Undrawn Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time and “Undrawn Amounts” means, at any time, the sum of all Undrawn Amounts at such time.

“United States” means the United States of America.

“Unsecured Debt” means, at any time, the aggregate unpaid principal amount of all Debt of the Borrower and its Consolidated Subsidiaries other than Debt of the Borrower or a Consolidated Subsidiary secured by any Lien.

“Unused Commitment” means at any date, with respect to any Bank, an amount equal to its Commitment less the sum of the aggregate outstanding principal amount of its Advances (excluding Swing Line Advances).

“Unutilized Fee” has the meaning set forth in Section 2.10.

“VFCC Loan Funding Facility” means that certain credit facility evidenced by the Second Amended and Restated Loan Funding and Servicing Agreement dated as of August 10, 2004 among ACS Funding Trust I, as borrower, American Capital Strategies, Ltd., as servicer, the lenders and lender agents (as defined therein), Wachovia Capital Markets, LLC, as deal agent, JPMorgan Chase Bank, as the swingline lender, YC SUSI Trust, as conduit lender, Bank of America, National Association, as institutional lender, Citigroup Global Markets Realty Corp., as institutional lender, Wells Fargo Bank, National Association, as the back up servicer and as the collateral custodian (as amended from time to time).

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks, unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Transaction Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03. Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Transaction Documents, unless otherwise defined therein or unless the context shall otherwise require.

SECTION 1.04. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 1.05. References. Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, and “Sections” are references to articles, exhibits, schedules and sections hereof.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments to Make Syndicated Advances. (a) Each Bank severally agrees, on the terms and conditions set forth herein, to make Syndicated Advances to the Borrower from time to time prior to the Facility Termination Date; provided that, immediately after each such Syndicated Advance is made, the aggregate outstanding principal amount of Syndicated Advances by such Bank together with such Bank’s Pro Rata Share of the aggregate outstanding principal amount of all Letter of Credit Advances, Undrawn Amounts and Swing Line Advances shall not exceed the amount of its Commitment; provided further that the aggregate principal amount of all Syndicated Advances, together with the aggregate principal amount of all Letter of Credit Advances, Swing Line Advances and Undrawn Amounts shall not exceed the aggregate amount of the Commitments of all of the Banks at such time. Except as otherwise provided in an ACL Agreement, each Borrowing under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the Unused Commitments less the amount of any outstanding Letter of Credit Advances, Undrawn Amounts and Swing Line Advances) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.13, prepay Syndicated Advances and reborrow under this Section at any time before the Facility Termination Date.

(b) Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time from the Closing Date until the Facility Termination Date, to increase the total Commitments by an amount up to $50,000,000 (for a total Commitment, assuming no reductions, of $150,000,000) in the aggregate. The following terms and conditions shall apply to any such increase: (i) any such increase shall be obtained from existing Banks or from other banks or other financial institutions, in each case in accordance with the terms set forth below, (ii) the Commitment of any Bank may not be increased without the prior written consent of such Bank, (iii) any increase in the aggregate Commitments shall be in a minimum principal amount of $10,000,000, (iv) the Borrower and Banks shall execute an acknowledgement in form and content satisfactory to the Administrative Agent to reflect the revised Commitments, (the Banks do hereby agree to execute such acknowledgement unless the acknowledgement purports to increase the Commitment of a Bank without such Bank’s consent), (v) the Borrower shall execute such Notes as are necessary to reflect the increase in the Commitments, (vi) if any Advances are outstanding at the time of any such increase, the Borrower shall make such payments and adjustments on the Advances (including payment of any break-funding amount owing under Section 12.05) as necessary to give effect to the revised commitment percentages and outstandings of the Banks, and (vii) the conditions set forth in Section 3.02 shall be true and correct. The amount of any increase in the Commitments hereunder shall be offered first to the existing Banks, and in the event the additional commitments which existing Banks are willing to take shall exceed the amount requested by the Borrower, such excess shall be allocated in proportion to the commitments of such existing Banks willing to take additional commitments. If the amount of the additional commitments requested by the Borrower shall exceed the additional commitments which the existing Banks are willing to take, then the Borrower may invite other banks and financial institutions reasonably acceptable to the Administrative Agent to join this Agreement as Banks hereunder for the portion of commitments not taken by existing Banks, provided that such other banks and financial institutions shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrower may reasonably request.

SECTION 2.02. Method of Borrowing Syndicated Advances. (a) Subject to the limitations set forth in Section 2.01, the Borrower may request a Syndicated Advance from the Banks by delivering to the Administrative Agent at certain times the information and documents set forth in this Section 2.02.

(b) No later than 2:00 p.m. (Washington, D.C. time) two (2) Domestic Business Days prior to the proposed Funding Date, the Borrower shall notify the Administrative Agent by written notice of such proposed Funding Date.

(c) No later than 2:00 p.m. (Washington, D.C. time) two (2) Domestic Business Days prior to the proposed Funding Date, the Borrower shall deliver to the Administrative Agent and the Swing Line Lender (if required pursuant to Section 2.03) a duly completed Funding Request. Each Funding Request shall (i) specify the aggregate amount of the requested Syndicated Advance, which shall be in an amount equal to at least $1,000,000, (ii) specify the date of the requested Syndicated Advance, (iii) specify the amount of Advances Outstanding, and (iv) include a representation that all conditions precedent for a funding have been met. Any Funding Request shall be irrevocable.

(d) No later than 2:00 p.m. (Washington, D.C. time) on the proposed Funding Date, the Borrower shall deliver to the Administrative Agent a wire disbursement and authorization form.

(e) Except as provided in Section 2.02(g) of this Agreement, upon receipt of a Funding Request, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such Borrowing.

(f) Except as provided in Section 2.02(g) of this Agreement, not later than 1:00 P.M. (Washington, D.C. time) on the date of each Borrowing, each Bank shall (except as provided in subsection (g) of this Section) make available its ratable share of such Borrowing, in Federal or other funds immediately available in Washington, D.C., to the Administrative Agent at its address referred to in or specified pursuant to Section 13.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make available to the Borrower in Federal or other funds immediately available at the Administrative Agent’s address in Washington, D.C. not later than 2:00 p.m. (Washington, D.C. time) an amount equal to the lesser of: (y) the amount requested by the Borrower for such Syndicated Advance; and (z) the funds so received by the Administrative Agent from the Banks. Unless the Administrative Agent receives notice from a Bank, at the Administrative Agent’s address referred to in Section 13.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Borrowing stating that such Bank will not make a Syndicated Advance in connection with such Borrowing, the Administrative Agent shall be entitled to assume that such Bank will make a Syndicated Advance in connection with such Borrowing and, in reliance on such assumption, the Administrative Agent may (but shall not be obligated to) make available such Bank’s ratable share of such Borrowing to the Borrower for the account of such Bank. If the Administrative Agent makes such Bank’s ratable share available to the Borrower and such Bank does not in fact make its ratable share of such Borrowing available on such date, the Administrative Agent shall be entitled to recover such Bank’s ratable share from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Administrative Agent), together with interest thereon for each day during the period from the date of such Borrowing until such sum shall be paid in full at a rate per annum equal to the rate set forth in Section 2.06 for each such day during such period, provided that any such payment by the Borrower of such Bank’s ratable share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Syndicated Advance included in such Borrowing for purposes of this Agreement.

(g) At the Administrative Agent’s option and to facilitate the efficient administration of this Agreement, the Administrative Agent shall be entitled to make settlements and adjustments on a weekly basis provided that: (1) all Borrowings, Syndicated Advances and all payments of principal with respect to such Borrowings and Syndicated Advances shall be shared by the Banks ratably in proportion to their Commitments and in accordance with this Agreement; and (2) all funds advanced by the Administrative Agent under this Agreement and all funds received by the Administrative Agent under this Agreement shall be made or received, as the case may be, by the Administrative Agent, as agent on behalf of the Banks and shall not constitute separate loans or advances made by the Administrative Agent. Unless the Administrative Agent receives notice from a Bank, at the Administrative Agent’s address referred to in Section 13.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Borrowing stating that such Bank will not make a Syndicated Advance in connection with such Borrowing, the Administrative Agent may assume that each Bank will make a Syndicated Advance in connection with each Borrowing and, in reliance on such assumption, the Administrative Agent may make available such Bank’s ratable share of such Borrowing to the Borrower for the account of such Bank. In the event Administrative Agent elects to make settlements and adjustments on a weekly basis, no later than 11:00 A.M. (Washington, D.C. time) on Friday of each week the Administrative Agent shall advise each Bank of its ratable share of the Borrowings and payments made or received by the Administrative Agent for the period ending on the immediately preceding Wednesday. No later than 2:00 P.M. (Washington, D.C. time) on such Friday the Administrative Agent and Banks shall effect payments (and credits) so that all Borrowings, Syndicated Advances and payments with respect to the Borrowings and Letter of Credit Advances are shared by the Banks ratably; provided, however, at any time, upon the request of the Administrative Agent, each Bank shall make its ratable share of any Borrowing available to the Administrative Agent on demand but in no event later than one Domestic Business Day following the Administrative Agent’s demand; and (2) the Administrative Agent shall be entitled to recover such Bank’s ratable share of each Borrowing from such Bank, together with interest thereon for each day during the period from the date of any such demand until such sum shall be paid in full at a rate per annum equal to the rate set forth in Section 2.06. Each Bank’s obligation under this Section 2.02(g) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against the Administrative Agent requesting such adjustment or payment or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement or any of the other Transaction Documents by the Borrower or any other Bank; or (v) any other circumstance, happening or event whatsoever whether or not similar to any of the foregoing.

SECTION 2.03. Swing Line Advances. (a) The Borrower may, at any time prior to the Facility Termination Date, as set forth in this Section, request the Swing Line Lender to make, and the Swing Line Lender may in its sole and absolute discretion, at any time prior to the Facility Termination Date, make, Swing Line Advances to the Borrower, in an aggregate principal amount at any one time outstanding, not exceeding $10,000,000 (the “Swing Line Cap”), provided that: (1) the aggregate principal amount of all Swing Line Advances, together with the aggregate principal amount of all outstanding Syndicated Advances, at any one time outstanding shall not exceed the Facility Amount at such time; and (2) the aggregate principal amount of all Swing Line Advances and Syndicated Advances of the Swing Line Lender will not exceed the amount of its Commitment; and the aggregate amount of such Swing Line Advance shall be at least $500,000 (or in larger multiples of $100,000). No Swing Line Advance shall be made on any date that the Swing Line Lender has actual knowledge of the existence of an Event of Default.

(b) Subject to the limitations set forth in Section 2.03(a) and except as may otherwise be agreed upon by the Swing Line Lender and the Borrower, the Borrower may request a Swing Line Advance from the Swing Line Lender by delivering to the Administrative Agent and the Swing Line Lender a duly completed Funding Request and each of the other documents and other information as required under any of the terms set forth in Section 2.02. Each Funding Request must be received by the Administrative Agent and the Swing Line Lender no later than 1:00 p.m. (Washington, D.C. time) on the Domestic Business Day for which such Swing Line Advance is requested. If any Funding Request is received by the Administrative Agent and the Swing Line Lender after 1:00 p.m. (Washington, D.C. time) on the Domestic Business Day for which such Swing Line Advance is requested or on a day that is not a Domestic Business Day, such Funding Request shall be deemed to be received by the Administrative Agent and the Swing Line Lender at 9:00 a.m. on the next following Domestic Business Day. Each such Funding Request shall (i) specify the aggregate amount of the requested Swing Line Advance, which shall be in an amount as specified in Section 2.03(a), (ii) specify the date of the requested Swing Line Advance, and (iii) include a representation that all conditions precedent for a funding have been met. Any Funding Request shall be irrevocable.

(c) Except as may otherwise be agreed upon by the Swing Line Lender and the Borrower, the Swing Line Lender shall make the amount of such Swing Line Advance available to the Borrower on such date by depositing the same, in immediately available funds, in an account of the Borrower maintained with the Swing Line Lender. Subject to the limitations contained in this Agreement, the Borrower may borrow under this Section 2.03, prepay and reborrow under this Section 2.03 at any time before the Facility Termination Date.

(d) The Banks hereby agree that if the Swing Line Lender funds any Swing Line Advance, the Banks shall reimburse the Swing Line Lender for such Swing Line Advance not later than one (1) Domestic Business Day(s) after the Swing Line Lender requests such reimbursement of a Swing Line Advance. Such reimbursement shall be accomplished by the Banks remitting to the Swing Line Lender at the Swing Line Lender’s account or such other account as designated in writing by the Swing Line Lender the amount (up to the amount of the outstanding Swing Line Advance) that the Banks otherwise would be required to remit to the account designated by the Borrower pursuant to subsection 2.02 in connection with an Advance being made on the date of such reimbursement. The Borrower hereby authorizes and instructs the Banks to reimburse the Swing Line Lender in such manner.

(e) In furtherance and not in limitation of the terms of Section 2.03(d), at any time, upon the request of the Swing Line Lender, each Bank other than the Swing Line Lender shall, on the Domestic Business Day after such request is made, purchase a participating interest in Swing Line Advances in an amount equal to its ratable share (based upon its respective Commitment) of such Swing Line Advances. On such Domestic Business Day, each Bank will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swing Line Lender has received from any such Bank its participating interest in a Swing Line Loan, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Bank will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it. Each Bank’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against the Swing Line Lender requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement or any other Transaction Documents by the Borrower or any other Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) Notwithstanding anything contained in this Agreement to the contrary, the Swing Line facility contained in this Section 2.03 shall terminate immediately upon: (i) BB&T’s removal or resignation as Administrative Agent; or (ii) termination of the Commitments (whether at maturity or otherwise).

SECTION 2.04. Notes. (a) The Syndicated Advances of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank’s Commitment.

(b) The Swing Line Advances made by the Swing Line Lender to the Borrower shall be evidenced by a single Swing Line Note payable to the order of the Swing Line Lender.

(c) Upon receipt of each Bank’s Note pursuant to Section 3.01, the Administrative Agent shall deliver such Note to such Bank. Each Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Advance made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank’s Note; provided that the failure of any Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Note or the ability of any Bank to assign its Note. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of any Note a continuation of any such schedule as and when required.

SECTION 2.05. Maturity of Syndicated Advances. (a) Each Syndicated Advance included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, subject to Sections 2.07, 2.08, 2.13 and 9.01, on the Facility Termination Date.

(b) Upon written request of the Borrower, which shall be made in writing and delivered to the Administrative Agent on a Domestic Business Day not more than 45, nor fewer than 40 days prior to the then effective Facility Maturity Date, the Banks and the Administrative Agent in their sole and absolute discretion may (but shall not be obligated to) extend the then effective Facility Maturity Date for a period of 364 days. In connection with any such extension request, each Bank shall undertake a bona fide credit analysis of the Borrower utilizing current information on the financial condition of the Borrower and trends in the financial performance of the Borrower and in the industry or industries in which the Borrower operates. The terms of any extension of the Facility Maturity Date shall be independently negotiated among the Borrower, the Banks and the Administrative Agent at the time of the extension request, provided that the terms of the extension may be the same as those in effect prior to any extension should the Borrower, the Banks and the Administrative Agent so agree; provided, further, that should the terms of the extension be other than those in effect prior to the extension, then the Transaction Documents shall be amended to the extent necessary to incorporate any such different terms. In the event that a Bank chooses to extend the Facility Maturity Date for such a 364 day period, notice shall be given by such Bank to the Borrower and the Administrative Agent not more than 30, nor fewer than 15, days prior to the then effective Facility Maturity Date; provided that the Facility Maturity Date shall not be extended with respect to any of the Banks unless the Required Banks are willing to extend the Facility Maturity Date and either (i) the remaining Banks shall purchase ratable assignments (without any obligations so to do) from such terminating Bank (in the form of an Assignment and Acceptance) in accordance with their respective percentage of the remaining aggregate amount of the Commitments; provided that such Banks shall be provided such opportunity (which opportunity shall allow such Banks at least 5 Domestic Business Days in which to make a decision) prior to the Borrower finding another bank pursuant to the immediately succeeding clause (ii); and provided, further, that should any of the remaining Banks elect not to purchase such an assignment, then such other remaining Banks shall be entitled to purchase an assignment from any terminating Bank which includes the ratable interest that was otherwise available to such non-purchasing remaining Bank or Banks, as the case may be, (ii) the Borrower shall find another bank, acceptable to the Administrative Agent, willing to accept an assignment from such terminating Bank (in the form of an Assignment and Acceptance) or (iii) the Borrower shall reduce the aggregate amount of the Commitments in an amount equal to the Commitment of any such terminating Bank.

SECTION 2.06. Interest Rates.

(a) “Applicable Margin” shall mean: (1) in the case of Euro-Dollar Advances: 2.25%; and (2) in the case of Base Rate Advances 0%.

(b) During each Interest Period in which the Syndicated Advances (excluding Swing Line Advances) are a Base Rate Advance, such Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day during the applicable Interest Period, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin for Base Rate Advances. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(c) During each Interest Period in which the Syndicated Advances are a Euro-Dollar Advance, such Euro-Dollar Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin for Euro-Dollar Advances, plus (2) the applicable Adjusted Monthly Libor Index for such Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “Adjusted Monthly Libor Index” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Euro-Dollar Advance means for the Interest Period of such Euro-Dollar Advance the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Advance offered for a term comparable to such Interest Period, which rate appears on the display designated as Page “3750” of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London Interbank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time, on the first day of such Interest Period or on the immediately preceding Euro-Dollar Business Day if the first day of such Interest Period is not a Euro-Dollar Business Day.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Advance is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted Monthly Libor Index shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(d) The Syndicated Advances (excluding the Swing Line Advances) shall at all times be Euro-Dollar Advances unless the Syndicated Advances are to be a Base Rate Advances pursuant to Article XII herein. Interest shall be payable for each Interest Period on the Interest Payment Date immediately succeeding the last day of the Interest Period; provided that: (1) all accrued unpaid interest on the Syndicated Advances and Swing Line Advances shall be paid in full on the Facility Termination Date; and (2) should the Commitment be terminated at any time prior to the Facility Termination Date for any reason, any and all accrued unpaid interest shall be paid on the date of such termination.

(e) The Administrative Agent shall determine each interest rate applicable to the Syndicated Advances and Swing Line Advances hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f) After the occurrence and during the continuance of a Default, the principal amount of the Syndicated Advances and Swing Line Advances (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Banks, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Banks elect to do so, any overdue principal of and, to the extent permitted by law, overdue interest on the Syndicated Advances and Swing Line Advances shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(g) Each Swing Line Advance shall bear interest on the outstanding principal amount thereof, for each day during the applicable Interest Period, at a rate per annum equal to the sum of: (1) the Applicable Margin for Base Rate Advances, plus (2) the Base Rate for such day. Except as otherwise agreed upon by the Swing Line Lender and the Borrower, such interest shall be payable for each Interest Period on the Interest Payment Date immediately succeeding the last day of the Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on the Swing Line Advances may, at the election of the Swing Line Lender, bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(h) In the event a Letter of Credit Advance is not repaid in full in accordance with Section 2.08(i), such Letter of Credit Advance shall bear interest on the outstanding principal amount thereof, payable on demand, for each day from the date such Letter of Credit Advance is made until paid in full at a rate per annum equal to the Default Rate.

SECTION 2.07. Principal Repayments.

(a) Unless sooner prepaid pursuant to subsection 2.08, 2.13 or Section 9.01, the Advances Outstanding shall be repaid in full on the Facility Termination Date.

(b) All repayments of any Advances Outstanding or any portion thereof shall be made together with payment of (i) if the Commitments have been terminated, all interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment, and (ii) any and all Breakage Costs.

SECTION 2.08. Letters of Credit.

(a) The Issuing Bank shall, from time to time upon request of the Borrower, issue Letters of Credit for the account of the Borrower, subject to satisfaction of the conditions referenced in Section 3.03.

(b) Each Letter of Credit shall be subject to the provisions of this Agreement and to the provisions set forth in the Letter of Credit Agreement executed by the Borrower in connection with the issuance of such Letter of Credit. The Borrower agrees to promptly perform and comply with the terms and conditions of each Letter of Credit Agreement.

(c) The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement a Letter of Credit Advance in the amount of such draft if such draft is not repaid in full in accordance with Section 2.08(i). Upon written demand by the Issuing Bank, with a copy to the Administrative Agent, each Bank shall purchase from the Issuing Bank, and the Issuing Bank shall sell to each Bank, a participation interest in such Letter of Credit Advance equal to such Bank’s Pro Rata Share of such Letter of Credit Advance as of the date of such purchase, by making available to the Administrative Agent for the account of the Issuing Bank, in Federal or other funds immediately available an amount equal to such Bank’s Pro Rata Share of the outstanding principal amount of such Letter of Credit Advance. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the Issuing Bank. The Borrower hereby agrees to each such sale and purchase of participation interests in Letter of Credit

Advances outstanding from time to time. Each Bank agrees to purchase its participation interest in an outstanding Letter of Credit Advance on (i) the Domestic Business Day on which demand therefor is made by the Issuing Bank, provided notice of such demand is given not later than 1:00 P.M. (Washington, D.C. time) on such Domestic Business Day or (ii) the first Domestic Business Day next succeeding the date of such demand if notice of such demand is given after 1:00 P.M. (Washington, D.C. time) on any Domestic Business Day. The Issuing Bank makes no representation or warranty and assumes no responsibility with respect to any sale and purchase of a participation interest in any Letter of Credit Advance. If and to the extent that any Bank shall not have so made the amount available to the Administrative Agent in connection with its purchase of a participation interest in any Letter of Credit Advance, such Bank agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank, until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for the account of the Issuing Bank.

(d) The obligation of each Bank to purchase a participation interest in any Letter of Credit Advance pursuant to Section 2.08(c) shall be unconditional and shall not be affected by the existence of any Default, the failure to satisfy any condition set forth in Section 3.01, 3.02 or 3.03 or the termination of the Commitments (whether by the Borrower pursuant to Section 2.11 or by the Administrative Agent pursuant to Section 9.01 or otherwise).

(e) The Issuing Bank shall furnish: (A) to the Administrative Agent and each Bank on the tenth Domestic Business Day of each April, July, October and January, a written report summarizing the issuance and expiration dates of Letters of Credit issued during the preceding calendar quarter; and (B) to the Administrative Agent and each Bank upon request a written report setting forth the aggregate Undrawn Amounts.

(f) The failure of any Bank to purchase a participation interest in any Letter of Credit Advance shall not relieve any other Bank of its obligation hereunder to purchase its participation interest in any Letter of Credit Advance on such date, but no Bank shall be responsible for the failure of any other Bank to so purchase a participation interest on such date.

(g) The Borrower shall pay to the Administrative Agent for the account of each Bank that has purchased a participation interest in a Letter of Credit Advance on the earlier of demand and the Facility Termination Date the outstanding principal amount of such Letter of Credit Advance. The Administrative Agent will promptly distribute to each Bank its ratable share of any payment of principal of or interest on any Letter of Credit Advance received by the Administrative Agent; provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Bank will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it.

(h) The Issuing Bank will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit (on the date of presentment, if possible, and otherwise on the next Domestic Business Day, it being agreed that such notice may be made by phone), together with notice of the date such payment shall be made, and the Administrative Agent promptly will notify the Banks of such matters.

(i) In the event that the Issuing Bank makes any payment under any Letter of Credit, unless otherwise instructed by the Borrower in writing on or before the date of such payment under the Letter of Credit that the Borrower intends to reimburse the Issuing Bank for the amount of such payment under the Letter of Credit with funds other than the proceeds of a Syndicated Advance: (i) the Borrower shall be deemed to have timely given a Funding Request to the Administrative Agent to make a Syndicated Advance pursuant to Section 2.02 on the date (and time) of such payment under the Letter of Credit; and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.02 and the other terms and conditions contained in this Agreement, each Bank shall (except as provided in Section 2.02(g) of this Agreement) make available its ratable share of such Syndicated Advance, in federal or other funds immediately available in Washington, D.C. to the Administrative Agent at its address referred to in or specified pursuant to Section 13.01 for the account of the Issuing Bank. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the Issuing Bank.

SECTION 2.09. [Reserved].

SECTION 2.10. Fees. (a) The Borrower shall pay to the Administrative Agent for the ratable account of each Bank a non-utilization fee (the “Unutilized Fee”) equal to the product of: (i) the aggregate of the daily average amounts of such Bank’s Unused Commitment, times (ii) a per annum percentage equal to the Applicable Non-Utilization Fee Rate. Such Unutilized Fee shall accrue from and including the Closing Date to and including the Facility Termination Date. Unutilized Fees shall be payable quarterly in arrears on each Quarterly Payment Date and on the Facility Termination Date; provided that should the Commitments be terminated at any time prior to the Facility Termination Date for any reason, the entire accrued and unpaid fee shall be paid on the date of such termination. The “Applicable Non-Utilization Fee Rate” shall be 0.375%.

(b) The Borrower shall pay to the Administrative Agent for the ratable account of each Bank, with respect to each Letter of Credit, a per annum letter of credit fee (the “Letter of Credit Fee”) equal to the product of: (i) the aggregate average daily Undrawn Amounts, times (ii) a per annum percentage equal to 2.25%. Such Letter of Credit Fees shall be payable in arrears for each Letter of Credit on each Quarterly Payment Date during the term of each respective Letter of Credit and on the termination thereof (whether at its stated expiry date or earlier).

(c) The Borrower shall pay to the Administrative Agent for the account of the applicable Issuing Bank a facing fee (the “ Fronting Fee”) with respect to each Letter of Credit issued by such Issuing Bank equal to the greater of: (1) $250.00, and (2) the product of: (i) the face amount of such letter of credit, times (ii) one-eighth (1/8th) of one percent (0.125%). Such Fronting Fee shall be due and payable on such date as may be agreed upon by the applicable Issuing Bank and the Borrower. The Borrower shall pay to the Issuing Bank, for its own account, transfer fees, drawing fees, modification fees, extension fees and such other fees and charges as may be provided for in any Letter of Credit Agreement or otherwise charged by the Issuing Bank. No Bank shall be entitled to any portion of the Fronting Fees or any other fees payable by the Borrower to the Issuing Bank pursuant to this Section 2.10(c).

(d) The Borrower shall pay to the Administrative Agent, for the account and sole benefit of the Administrative Agent, such fees and other amounts at such times as set forth in the Administrative Agent’s Fee Letter Agreement.

SECTION 2.11. Optional Termination or Reduction of Commitments. The Borrower may, upon at least 3 Domestic Business Days’ irrevocable notice to the Administrative Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $5,000,000 or any larger multiple of $1,000,000, the Commitments; provided, however: (1) each termination or reduction, as the case may be, shall be permanent and irrevocable; (2) no such termination or reduction shall be in an amount greater than the Total Unused Commitments on such date; and (3) no such reduction pursuant to this Section 2.11 shall result in the aggregate Commitments of all of the Banks to be reduced to an amount less than $50,000,000, unless the Commitments are terminated in their entirety, in which case all accrued fees (as provided under Section 2.10) shall be payable on the effective date of such termination.

SECTION 2.12. Mandatory Reduction and Termination of Commitments. The Commitments shall terminate on the Facility Termination Date and any Syndicated Advances, Swing Line Advances and if demand had not been earlier made Letter of Credit Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.13. Optional Prepayments. (a) Prior to the occurrence of an Event of Default, the Borrower may, upon two (2) Domestic Business Days’ prior written notice to the Administrative Agent (such notice to be received by the Administrative Agent no later than 5:00 p.m. (Washington, D.C. time) on such day), reduce the Advances Outstanding by remitting, to the Administrative Agent, for payment to the respective Banks (i) cash and (ii) instructions to reduce such Advances Outstanding, accrued Interest and Breakage Costs; provided, that, during any period that an ACL Agreement shall be applicable, prepayments by the Borrower shall be made in accordance with the terms of the ACL Agreement. Any such reduction will occur only if sufficient funds have been remitted to pay all such amounts in the preceding sentence in full. Each such optional prepayment shall be applied first to repay or prepay Swing Line Advances outstanding on the date of such prepayment and then subject to the terms of Section 2.02(g) to prepay ratably the Syndicated Advances of the several Banks. Any reduction of the Advances Outstanding shall be in a minimum amount of $1,000,000 with integral multiples of $100,000. Upon receipt of such amounts, the Administrative Agent shall apply such amounts first to the pro rata reduction of the Advances Outstanding, second to the payment of accrued Interest on the amount of the Advances Outstanding to be repaid by paying such amounts to the respective Banks, and third to the payment of any Breakage Costs. Any amount so prepaid may, subject to the terms and conditions hereof, be reborrowed at any time prior to the Facility Termination Date. Any notice relating to any prepayment provided by Borrower pursuant to this subsection 2.13(a) shall be irrevocable.

(b) Upon receipt of a notice of prepayment pursuant to this Section subject to the terms of Section 2.02(g), the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

SECTION 2.14. Mandatory Prepayments. (a) On each date on which the Commitments are reduced or terminated pursuant to Section 2.11 or Section 2.12, the Borrower shall repay or prepay such principal amount of the outstanding Syndicated Advances and Swing Line Advances, if any (together with interest accrued thereon and any amounts due under Section 12.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Syndicated Advances, together with the aggregate principal amount of all Swing Line Advances, Letter of Credit Advances and Undrawn Amounts does not exceed the Facility Amount (as then reduced). Each such payment or prepayment shall be applied to repay or prepay first to Swing Line Advances outstanding on the date of such prepayment and then, ratably to the Syndicated Advances of the several Banks.

(b) In the event that the aggregate principal amount of all Syndicated Advances, together with the aggregate principal amount of the Swing Line Advances, Letter of Credit Advances and Undrawn Amounts at any one time outstanding shall at any time exceed the Facility Amount, the Borrowers shall immediately repay so much of the Syndicated Advances and Swing Line Advances as is necessary in order that the aggregate principal amount of the Syndicated Advances thereafter outstanding, together with the aggregate principal amount of the Swing Line Advances, Letter of Credit Advances and Undrawn Amounts shall not exceed the Facility Amount (as then reduced).

SECTION 2.15. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Syndicated Advances and Swing Line Advances and of fees hereunder, not later than 11:00 A.M. (Washington, D.C. time) on the date when due, in Federal or other funds immediately available in Washington, D.C., to the Administrative Agent at its address referred to in Section 13.01. Subject to the terms of Section 2.02(g), the Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks; provided that payments of interest shall be distributed by the Administrative Agent within three Domestic Business Days of the date such payment is received by the Administrative Agent for the account of the Banks.

(b) Whenever any payment of principal of, or interest on, the Syndicated Advances, Swing Line Advances or of fees shall be due on a day which is not a Domestic Business Day (including, without limitation, any payments pursuant to Sections 2.02(f) and 2.02(g)), the date for payment thereof shall be extended to the next succeeding Domestic Business Day; provided, however, in the event that the Facility Maturity Date is not a Domestic Business Day, any payments due on such Facility Maturity Date shall be due on the Domestic Business Day immediately preceding such Facility Maturity Date. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c) All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Syndicated Advance, Swing Line Advance or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Bank, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank’s applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being “Taxes”). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Syndicated Advance, Swing Line Advance or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Bank additional amounts as may be necessary in order that the amount received by such Bank after the required withholding or other payment shall equal the amount such Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect of any Syndicated Advance, Swing Line Advance or fee relating thereto, the Borrower shall furnish any Bank, at such Bank’s request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to such Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate such Bank for, and indemnify them with respect to, the tax consequences of the Borrower’s failure to provide evidence of tax payments or tax exemption.

In the event any Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.15, it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

SECTION 2.16. Computation of Interest and Fees. Interest on the Syndicated Advances and Swing Line Advances shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Unutilized Fees, Letter of Credit fees and any other fees (excluding Fronting Fees) payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01. Conditions to Closing and Initial Advances. No Bank shall be obligated to make any Syndicated Advance or any Swing Line Advance hereunder on the occasion of the Initial Advance, nor shall any Bank or the Administrative Agent be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Administrative Agent:

(a) This Agreement and all other Transaction Documents or counterparts hereof or thereof shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those listed in the Schedule of Documents, attached hereto as Schedule I, as due on the Closing Date, each in form and substance satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received (i) satisfactory evidence that the Borrower has obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from the Borrower in form and substance satisfactory to the Administrative Agent affirming that no such consents or approvals are required.

(c) The Borrower shall be in compliance in all material respects with all Applicable Laws.

(d) The Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Administrative Agents Fee Letter Agreement to be paid as of such date, and shall have reimbursed the Administrative Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the legal, audit and other document preparation costs incurred by the Administrative Agent.

SECTION 3.02. Conditions Precedent to All Advances. Each Syndicated Advance (including the Initial Advance) and each Swing Line Advance shall be subject to the further conditions precedent that:

(a) On the related Funding Date, the Borrower shall have certified in the related Funding Request that:

(i) the representations and warranties set forth in Article IV are true and correct on and as of such date, before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred, or would result from such Syndicated Advance, such Swing Line Advance or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default;

(iii) the Borrower is in compliance with each of its covenants set forth herein; and

(iv) no event has occurred that constitutes a Servicer Termination Event;

(b) with respect to the initial Funding Date, the Administrative Agent shall have received all Transaction Documents listed on the Schedule of Documents, attached hereto as Schedule I, as due on the initial Funding Date, or counterparts thereof, each of which has been duly executed by, and delivered to, the parties hereto and each shall be in form and substance satisfactory to the Administrative Agent;

(c) the Facility Termination Date shall not have occurred;

(d)     (i) in the case of any Syndicated Advance, on and as of such date, before and after giving effect to such Syndicated Advance and to the application of proceeds therefrom, the Advances Outstanding do not exceed the Facility Amount;

(ii) in the case of each Swing Line Advance, on and as of such date, before and after giving effect to such Swing Line Advance and to the application of proceeds therefrom, (i) the aggregate amount of Swing Line Advances do not exceed $10,000,000; and (ii) the Advances Outstanding do not exceed the Facility Amount;

(e) there shall have been no Material Adverse Change in the Borrower;

(f) the Borrower shall have taken such other action, including delivery of approvals, consents, opinions, documents, and instruments to the Banks and the Administrative Agent as each may reasonably request; and

(g) in the case of each Swing Line Advance, the Administrative Agent shall have consented to such Swing Line Advance.

SECTION 3.03. Conditions to Issuance of Letters of Credit. The issuance of each Letter of Credit shall be subject to satisfaction of the conditions set forth in the related Letter of Credit Agreement and satisfaction of the following conditions:

(a) the fact that, immediately before and after the issuance of such Letter of Credit, no Default shall have occurred and be continuing;

(b) the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true, in all material respects, on and as of the date of issuance of such Letter of Credit, except to the extent explicitly relating to a specified date;

(c) the fact that, immediately after the issuance of such Letter of Credit: (i) the sum of (A) the entire outstanding principal amount of the Advances, (B) the aggregate outstanding principal amount of the Letter of Credit Advances, (C) the aggregate outstanding principal amount of Swing Line Advances, and (D) the aggregate Undrawn Amounts, will not exceed the aggregate amount of the Commitments of all of the Banks at such time;

(d) the fact that immediately after the issuance of such Letter of Credit the sum of: (i) the aggregate outstanding principal amount of the Letter of Credit Advances, plus (ii) the aggregate Undrawn Amounts, will not exceed $10,000,000;

(e) the form and content of each such Letter of Credit and Letter of Credit Agreement shall be satisfactory to the Issuing Bank in its sole and absolute discretion and such Letters of Credit will be used for general corporate purposes of the Borrower, its Subsidiaries and Portfolio Investments in the ordinary course of business; and

(f) no Letter of Credit shall have an expiry date or termination date on or after the date twelve months after the date of the issuance of such Letter of Credit (except that Letters of Credit may renew automatically on an annual basis in the sole discretion of the Issuing Bank); provided that the Borrower shall be required to deliver to the Administrative Agent immediately available funds in accordance with Section 9.03 with respect to each Letter of Credit that is: (1) outstanding 15 Domestic Business Days prior to the Facility Termination Date; or (2) issued on the 15th Domestic Business Day prior to the Facility Termination Date or any date thereafter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.01. Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02. Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Transaction Documents (i) are within the Borrower’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of any Applicable Law or regulation or of the certificate of incorporation, articles of organization, operating agreement or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree, contractual obligation or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) except for Liens created by this Agreement and the other Transaction Documents, do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Transaction Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to Insolvency Laws.

SECTION 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2003 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young, LLP (or another nationally recognized independent accounting firm acceptable to the Administrative Agent and the Required Banks), copies of which have been delivered to each of the Banks, and the unaudited, consolidated financial statements of the Borrower for the interim period ended September 30, 2004, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b) Since December 31, 2003 there has been no event, act, condition or occurrence having a Material Adverse Effect.

SECTION 4.05. Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of the Borrower to perform its obligations under, this Agreement, the Notes or any of the other Transaction Documents.

SECTION 4.06. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b) Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

(c) The assets of Borrower or any Subsidiary do not and will not constitute “plan assets,” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Code.

SECTION 4.07. Taxes. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid (other than taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of the Borrower and its Subsidiaries have been examined and closed through the Fiscal Year ended December 31, 2002.

SECTION 4.08. Subsidiaries. Each of the Borrower’s Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Borrower has no Subsidiaries except those Subsidiaries listed on Schedule 4.08, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation.

SECTION 4.09. Investment Company Act.

(i) The Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the 1940 Act and qualifies as a RIC.

(ii) The Borrower covenants and agrees that the Borrower will conduct its business and other activities in compliance with the provisions of the 1940 Act and any applicable rules, regulations or orders issued by the SEC thereunder.

(iii) The business and other activities of the Borrower, including but not limited to, the making of the Syndicated Advances and Swing Line Advances by the Banks, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Transaction Documents to which the Borrower is a party do not result in any violations, with respect to the Borrower, of the provisions of the 1940 Act or any rules, regulations or orders issued by the SEC thereunder.

SECTION 4.10. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary of the Borrower is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

SECTION 4.11. Ownership of Property; Liens. The Borrower and each of its Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.08.

SECTION 4.12. No Default. Neither the Borrower nor any of its respective Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No event has occurred and is continuing and no condition exists, or would result from any Syndicated Advance or Swing Line Advance or from the application of the proceeds therefrom, which constitutes or may be reasonably expected to constitute a Default or Event of Default.

SECTION 4.13. Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank (including without limitation Monthly

Reports) will be, true, accurate and complete and based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which could have or cause a Material Adverse Effect.

SECTION 4.14. Environmental Matters. (a) Neither the Borrower nor any Subsidiary of the Borrower is subject to any Environmental Liability and neither the Borrower nor any Subsidiary of the Borrower has been designated as a potentially responsible party under CERCLA. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

(c) The Borrower, and each of its Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower’s, and each of their respective Subsidiary’s and Affiliate’s, respective businesses.

SECTION 4.15. Compliance with Laws. Each Borrower and each Subsidiary of the Borrower is in compliance with all applicable laws, including, without limitation, all Environmental Laws.

SECTION 4.16. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower’s respective Wholly Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim except for Liens described on Schedule 4.16. At least a majority of the issued shares of capital stock of each of the other Subsidiaries of the Borrower (other than Wholly Owned Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim except for Liens described on Schedule 4.16.

SECTION 4.17. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower does not own any Margin Stock, and no portion of the proceeds of any Advance hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Transaction Document to violate any regulation of the Federal Reserve Board.

SECTION 4.18. Insolvency. After giving effect to the execution and delivery of the Transaction Documents and the making of the Syndicated Advances and Swing Line Advances under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

SECTION 4.19. Available Non-Pledged Assets. The Borrower hereby represents and warrants to the Administrative Agent and each Bank, as of the Closing Date and as of each Funding Date, that:

(a) (i) The information contained in the Monthly Report delivered pursuant to Section 5.01 is an accurate and complete listing in all material respects of all Available Non-Pledged Assets, and the information contained therein with respect to the identity of such Available Non-Pledged Assets and the amounts owing thereunder is true and correct in all material respects, (ii) each such Available Non-Pledged Debt Asset of the Borrower is an Eligible Investment that is an Eligible Debt Investment owned directly by the Borrower, (iii) the Borrower owns and has marketable title to the Available Non-Pledged Assets and each such Available Non-Pledged Asset and the Related Property is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws;

(b) the Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Available Non-Pledged Assets other than any financing statement that has been terminated; and

(c) the Borrower is not aware of the filing of any judgment or tax Lien filings against the Borrower. On each Funding Date, the Borrower shall be deemed to represent and warrant that the representations and warranties set forth in this Section 4.19 are true and correct with respect to each Available Non-Pledged Asset (including without limitation each Available Non-Pledged Asset transferred on such day) as if made on such day.

(d) Each Available Non-Pledged Asset was originated without any fraud or material misrepresentation by the Borrower or, to the best of the Borrower’s knowledge, on the part of the Obligor.

SECTION 4.20. Labor Matters. There are no significant strikes, lockouts, slowdowns or other labor disputes against the Borrower or any Subsidiary of the Borrower pending or, to the knowledge of the Borrower, threatened. The hours worked by and payment made to employees of the Borrower and each Subsidiary of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or foreign law dealing with such matters.

SECTION 4.21. Patents, Trademarks, Etc. To the best of their knowledge, the Borrower and each Subsidiary of the Borrower owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are (a) used in or necessary for the conduct of their respective businesses as currently conducted and (b) material to the businesses, assets, operations, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole. The use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the Borrower and its Subsidiaries, does not infringe on the rights of any Person.

SECTION 4.22. Tax Shelter Regulations. Borrower does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. If Borrower so notifies Administrative Agent, Borrower acknowledges that one or more of the Banks may treat its Syndicated Advances and/or its interest in Swing Line Advances as part of a transaction that is subject to Treasury Regulation 301.6112-1, and that such Bank or Banks, as applicable, will maintain the lists and other records required by such Treasury Regulation.

SECTION 4.23. All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Borrower of this Agreement and any Transaction Document to which the Borrower is a party, have been obtained.

SECTION 4.24. Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Administrative Agent and the Banks were utilized by the Borrower in identifying and/or selecting the Investments that are part of the Available Non-Pledged Assets.

SECTION 4.25. [Reserved].

SECTION 4.26. [Reserved].

SECTION 4.27. Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

SECTION 4.28. Credit and Collection Policy. The copy of the Credit and Collection Policy, attached hereto as Exhibit E, is true, complete and accurate as of the Closing Date. There have been no material changes in any Credit and Collection Policy other than in accordance with this Agreement. Since September 17, 2001, no Material Adverse Change has occurred in the overall rate of collection of the Portfolio Loans, and Borrower has at all times complied with the Credit and Collection Policy with respect to each Portfolio Loan (including, without limitation, the Available Non-Pledged Assets.

SECTION 4.29. Coverage Requirement. The Advances Outstanding do not exceed the Facility Amount.

SECTION 4.30. [Reserved].

SECTION 4.31. USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (1) a country, territory, organization, person or entity named on an OFAC list, (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

SECTION 5.01. Information. The Borrower will deliver to each of the Banks:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Ernst & Young, LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not reasonably acceptable to the Required Banks;

(b) as soon as available and in any event within 45 days after the end of each of the three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the Chief Financial Officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit G (a “Compliance Certificate”), of the Chief Financial Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of

Sections 5.03, 5.05, 5.06, 5.08, 5.11, 5.22, 5.25 and 5.38 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or propose to take with respect thereto;

(d) within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the Chief Financial Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the mailing thereof to the stockholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

(g) if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(h) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute, investigation or proceeding involving a claim against the Borrower and/or any Subsidiary of the Borrower for $5,000,000 or more;

(i) as soon as available and in any event within 45 days after the end of each Fiscal Quarter, an aging of Loans, showing the age of such Loans, identifying the Persons who are the Obligors for such Loans (specifying the amount and age of the Loans owing from each such Obligors) and containing such other information and accompanied by such supporting documents as the Administrative Agent, in its sole discretion may from time to time reasonably prescribe, dated as of the last day of such period the statements in which, in each instance, shall be certified as to truth and accuracy by the Chief Financial Officer or other authorized officer of the Borrower;

(j) not later than 45 days after the last day of each Fiscal Year of Borrower, a budget and pro forma projected consolidated financial statements for Borrower and its Consolidated Subsidiaries reflecting the forecasted financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a quarterly basis for the next succeeding year, accompanied by calculations establishing whether or not Borrower would be in compliance on a pro forma basis with the covenants contained in Section 5.38, in each case in form and detail reasonably acceptable to the Administrative Agent;

(k) within 10 Domestic Business Days after the end of each calendar month a monthly report (the “Monthly Report”) signed by a Responsible Officer of the Borrower and substantially in the form of Exhibit D; and

(l) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; (ii) permit, and will cause each Servicer and Subsidiary of the Borrower to permit, with reasonable prior notice which notice shall not be required in the case of an emergency, the Administrative Agent or its designee, at the expense of the Borrower, to perform periodic field audits and investigations of the Borrower and the Available Non-Pledged Assets, from time to time, provided that the field examinations at the Borrower’s headquarters in Bethesda, Maryland shall be no more frequent than once each Fiscal Year; and (iii) permit, and will cause each Subsidiary to permit, representatives of the Administrative Agent and any Bank at the expense of the Administrative Agent or such Bank, as applicable, prior to the occurrence of an Event of Default and at the Borrower’s expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records (including computer tapes and disks) and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

SECTION 5.03. Acquisitions. Neither the Borrower nor any Subsidiary of the Borrower shall enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as or related to one or more line or lines of business conducted by the Borrower, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and no less than ten Business Days prior to the date such Acquisition is effective the Borrower provides to the Administrative Agent and Banks pro forma financial statements confirming the Borrower will be in compliance with Sections 5.03, 5.05, 5.06, 5.08, 5.11, 5.22, 5.25 and 5.38, (iii) the Person acquired shall be a Subsidiary, or be merged into the Borrower or a Wholly Owned Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Borrower or a Subsidiary of the Borrower), and (iv) after giving effect to such Acquisition, the aggregate Costs of Acquisition paid by the Borrower and all Subsidiaries of the Borrower in cash or cash equivalents in connection with all Acquisitions after the Closing Date shall not exceed $20,000,000 in the aggregate; and (3) the aggregate Costs of Acquisition incurred by the Borrower and all Subsidiaries of the Borrower in connection with all Acquisitions after the Closing Date, shall not exceed $75,000,000 in the aggregate; provided, however, nothing contained in this Section 5.03 shall be construed to permit the Borrower or any Subsidiary of the Borrower to issue, assume, create, incur or suffer to exist any Debt except as permitted under Section 5.25.

SECTION 5.04. Restricted Payments. If a Default or Event of Default specified in Section 9.01(a), Section 9.01(h) or Section 9.01(i) shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 9.01, the Borrower shall not make (a) any dividend or other distribution on account of any of its Capital Stock provided that the Borrower may make dividends on account of its Capital Stock to the extent such dividends are required under the Code to be made in order to maintain the Borrower’s status as a RIC under the Code; (b) any acquisition for value of any Capital Stock of Borrower; or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire any Capital Stock of Borrower.

SECTION 5.05. Capital Expenditures. Capital Expenditures will not exceed in the aggregate in any Fiscal Year the sum of $10,000,000; provided that after giving effect to the incurrence of any Capital Expenditures permitted by this Section, no Default shall have occurred and be continuing (with the effect that amounts not incurred in any Fiscal Year may not be carried forward to a subsequent period).

SECTION 5.06. Loans or Advances. Neither the Borrower nor any Subsidiary of the Borrower shall make loans or advances to any Person except: (i) loans or advances to employees of the Borrower or an Affiliate of the Borrower that do not exceed Fifty Million and No/100 Dollars ($50,000,000) in the aggregate outstanding made in the ordinary course of business, consistently with practices existing on December 31, 2003 and in accordance with applicable law for the purpose of funding the employees purchase, or exercise of options to purchase, capital stock of the Borrower or an Affiliate of the Borrower provided that each such loan is secured by a perfected first priority lien upon stock of the Borrower or an Affiliate of the Borrower with a fair market value (together with cash collateral, if any, pledged by such employee), no less than the outstanding principal amount of the loan; (ii) deposits required by government agencies or public utilities; and (iii) Loans made in the ordinary course of business to Obligors.

SECTION 5.07. Investments. Neither the Borrower nor any Subsidiary of the Borrower shall make Investments in any Person except as permitted by Section 5.06 and except: (a) Portfolio Investments made in the ordinary course of business and consistently with practices existing on December 31, 2003; and (b) Investments by the Borrower in a SPE Subsidiary in connection with Permitted Securitization Transactions.

SECTION 5.08. Negative Pledge. Neither the Borrower nor any Subsidiary of the Borrower will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except: (a) Liens granted by a SPE Subsidiary in Permitted Securitization Transaction Assets; (b) Liens granted by the Borrower to secure Debt permitted under Section 5.25(c); and (c) Liens granted by the Borrower to secure Debt permitted under Section 5.25(d).

SECTION 5.09. Maintenance of Existence. The Borrower will and will cause each Subsidiary of a Borrower to, preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower shall not engage in any business, activity or transaction which is not incidental to the transactions contemplated by this Agreement and the Borrower shall maintain all “corporate separateness” requirements applicable to Subsidiaries with respect to Permitted Securitization Transactions.

SECTION 5.10. Dissolution. Neither the Borrower nor any Subsidiary of the Borrower shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary of the Borrower, except: (1) through corporate reorganization to the extent permitted by Section 5.11; (2) Restricted Payments that are not precluded by Section 5.04; and (3) the dissolution or liquidation of Subsidiaries provided that: (a) such Subsidiary transfers all of its assets to the Borrower or a Wholly Owned Subsidiary prior to such liquidation or dissolution; and (b) immediately after giving effect thereto no Default or Event of Default would exist.

SECTION 5.11. Consolidations, Mergers and Sales of Assets. Neither the Borrower will, nor will it permit any Subsidiary of the Borrower to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger, and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with one another, and (c) the Borrower may sell Portfolio Investments in the ordinary course of business, for fair value, consistent with practices existing on December 31, 2003 and prior to the occurrence of an Event of Default; provided further that all Securitization Transactions shall satisfy the requirements set forth in the definition of Permitted Securitization Transactions.

SECTION 5.12. Use of Proceeds. No Letter of Credit nor any portion of the proceeds of any Syndicated Advance or any Swing Line Advance will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation. The proceeds of the Syndicated Advances and Swing Line Advances shall be used to fund certain Loans made in the ordinary course of the Borrower’s business and for general corporate purposes. Each Letter of Credit will be used by the Borrower, its Subsidiaries or a Portfolio Investment for general corporate purposes in the ordinary course of the Borrower’s business.

SECTION 5.13. (a) Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each Subsidiary of the Borrower and each member of the Controlled Group to, comply with all Applicable Laws (including but not limited to those with respect to the Loans and any Related Property), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. The Borrower will, and will cause each Subsidiary of the Borrower to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary of the Borrower, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which the Borrower shall have set up reserves in accordance with GAAP.

(b) Status of RIC and BDC. Borrower shall at all times maintain its status as a RIC under the Code, and as a “business development company” under the 1940 Act.

(c) ERISA Exemptions. Borrower shall not permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.

SECTION 5.14. Insurance. The Borrower will maintain, and will cause each Subsidiary of the Borrower to maintain (either in the name of the Borrower or in such Subsidiary’s own name), insurance with financially sound and reputable insurance companies, in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar business.

SECTION 5.15. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Required Banks.

SECTION 5.16. Maintenance of Property. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

SECTION 5.17. Environmental Notices. The Borrower shall furnish to the Banks and the Administrative Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

SECTION 5.18. Environmental Matters. Neither the Borrower or any Subsidiary of the Borrower will, nor will the Borrower permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

SECTION 5.19. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.20 Additional Covenants, Etc. In the event that at any time this Agreement is in effect or any Note remains unpaid the Borrower or any Subsidiary of the Borrower shall enter into any agreement, guarantee, indenture or other instrument governing, relating to, providing for commitments to advance or guaranteeing any Financing or to amend any terms and conditions applicable to any Financing, which agreement, guarantee, indenture or other instrument includes covenants, warranties, representations, defaults or events of default (or any other type of restriction which would have the practical effect of any of the foregoing, including, without limitation, any “put” or mandatory prepayment of such debt) or other terms or conditions not substantially as, or in addition to those, provided in this Agreement or any other Transaction Document, or more favorable to the lender or other counterparty thereunder than those provided in this Agreement or any other Transaction Document, the Borrower shall promptly so notify the Administrative Agent and the Banks. Thereupon, if the Administrative Agent shall request by written notice to the Borrower (after a determination has been made by the Required Banks that any of the above referenced documents or instruments contain any provisions which either individually or in the aggregate are more favorable than one of the provisions set forth herein), the Borrower, the Administrative Agent and the Banks shall enter into an amendment to this Agreement providing for substantially the same such covenants, warranties, representations, defaults or events of default or other terms or conditions as those provided for in such agreement, guarantee, indenture or other instrument, to the extent required and as may be selected by the Administrative Agent, such amendment to remain in effect, unless otherwise specified in writing by the Administrative Agent, for the entire duration of the stated term to maturity of such Financing (to and including the date to which the same may be extended at the option of the Borrower or its Subsidiary), notwithstanding that such Financing might be earlier terminated by prepayment, refinancing, acceleration or otherwise, provided that if any such agreement, guarantee, indenture or other instrument shall be modified, supplemented, amended or restated so as to modify, amend or eliminate from such agreement, guarantee, indenture or other instrument any such covenant, warranty, representation, default or event of default or other term or condition so made a part of this Agreement, then unless required by the Administrative Agent pursuant to this Section, such modification, supplement or amendment shall not operate to modify, amend or eliminate such covenant, warranty, representation, default or event of default or other term or condition as so made a part of this Agreement.

SECTION 5.21. Transactions with Affiliates. Neither the Borrower nor any Subsidiary of the Borrower shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Subsidiary of the Borrower), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that this Section 5.21 shall not apply to: (1) the origination, administration or modification of a Portfolio Investment; or (2) the exercise of any right or remedy in connection with a Portfolio Investment.

SECTION 5.22 Subsidiaries. The Borrower shall not create, form, acquire or permit to exist any Subsidiary provided that the Borrower may create, form, acquire or permit to exist: (1) SPE Subsidiaries in connection with Permitted Securitization Transactions; (2) Portfolio Investments; and (3) Subsidiaries (other than SPE Subsidiaries in connection with Permitted Securitization Transactions and Portfolio Investments) so long as: (i) no Subsidiary (excluding SPE Subsidiaries in connection with Permitted

Securitization Transactions and Portfolio Investments) at any date accounts for (or in the case of a recently formed or acquired Subsidiary (excluding SPE Subsidiaries in connection with Permitted Securitization Transactions and Portfolio Investments) would so account for on a pro forma historical basis) no more than: (A) 5% of Consolidated Total Assets as measured as at the end of the then most recently ended Fiscal Year, or (B) 5% of Consolidated Net Income (before taxes) for either of the two most recently ended Fiscal Years; and (ii) all Subsidiaries (excluding SPE Subsidiaries in connection with Permitted Securitization Transactions and Portfolio Investments) account for (or in the case of a recently formed or acquired Subsidiary (excluding SPE Subsidiaries in connection with Permitted Securitization Transactions and Portfolio Investments) would so account for on a pro forma historical basis), no more than (A) 10% of Consolidated Total Assets as measured as at the end of the then most recently ended Fiscal Year or (B) 10% of Consolidated Net Income (before taxes) for either of the two most recently ended Fiscal Years.

SECTION 5.23. No Restrictive Agreement. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Transaction Documents or (b) the ability of any Subsidiary of the Borrower (other than SPE Subsidiaries) to make any dividend payments or other distributions in respect of its Capital Stock, to repay Debt owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than restrictions which exist under any agreement or instrument creating a Lien permitted under Section 5.08(b) (but only to the extent such restriction or encumbrance applies to the assets subject to such Lien permitted under Section 5.08(b)); provided, however, in no event shall: (1) the Borrower enter into or permit to exist any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains or has the effect of prohibiting or restraining the Borrower from granting the Administrative Agent and Banks a Lien upon Cash of the Borrower and Available Non-Pledged Debt Assets of the Borrower with an aggregate Fair Market Value at all times no less than the product of: (i) 1.375, multiplied by (ii) the Advances Outstanding, and (2) the Borrower provide covenants setting forth a Total Available Asset Coverage Ratio and/or Available Non-Pledged Debt Assets Coverage Ratio (or any comparable or similar ratio) more restrictive than Sections 5.38 (e) and (f).

SECTION 5.24. Partnerships and Joint Ventures. The Borrower shall not become a general partner in any general or limited partnership or joint venture.

SECTION 5.25. Additional Debt. The Borrower shall not directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under Capital Leases), except for: (a) the Debt owed to the Banks and Swing Line Lender under this Agreement and the Transaction Documents; (b) the Debt existing and outstanding on the Closing Date described on Schedule 5.25; (c) Debt in respect of which recourse for payment is contractually limited to specific assets of the Borrower or its Subsidiaries encumbered by a lien securing such Debt; (d) Debt secured by a Lien upon assets of the Borrower permitted under Section 5.08(c) if: (1) the aggregate outstanding principal amount of which shall not, at any time, exceed $10,000,000; and (2) the Debt is not permitted under clause (c) of this Section 5.25; (e) Subordinated Debt; and (f) unsecured Debt of the Borrower not permitted under Clause (e) of this Section 5.25 with respect to which no scheduled principal payment shall be prior to the date six months after the Facility Maturity Date; provided that after giving effect to the issuance, assumption, creation, incurrence or existence of the Debt permitted by clauses (a), (b), (c), (d), (e), and (f) of this Section, no Default shall have occurred and be continuing.

SECTION 5.26. Permitted Securitization Transaction. Neither the Borrower will, nor will it permit any Subsidiary of the Borrower to directly or indirectly issue, enter into, assume, create, incur or suffer to exist any Securitization Transaction except for: (1) a Permitted Securitization Transaction and (2) Debt permitted under Section 5.25(c); provided that after giving effect to such Permitted Securitization Transaction and Debt permitted under Section 5.25(c), no Default shall have occurred and be continuing.

SECTION 5.27. [Reserved].

SECTION 5.28. [Reserved].

SECTION 5.29. [Reserved].

SECTION 5.30. Change in the Transaction Documents. The Borrower will not amend, modify, waive or terminate any terms or conditions of any of the Transaction Documents to which it is a party, except in compliance with Section 13.05.

SECTION 5.31. Credit and Collection Policy. The Borrower will and will cause each Subsidiary of the Borrower and each Servicer (if neither the Borrower nor a Subsidiary of the Borrower is the Servicer of the applicable Investment) to (a) comply in all material respects with the Credit and Collection Policy in regard to each Loan, each Available Non-Pledged Asset and the Related Property applicable to each such Loan and Available Non-Pledged Asset, and (b) furnish to the Administrative Agent, prior to its effective date, prompt notice of any changes in the Credit and Collection Policy. Neither the Borrower nor any Subsidiary of the Borrower will, nor will the Borrower permit any Servicer (if neither the Borrower nor a Subsidiary of the Borrower is the Servicer of the applicable Investment) to agree to or otherwise permit any material amendment, modification, change or supplement of or to the Credit and Collection Policy without the prior written consent of the Required Banks (in their sole discretion).

SECTION 5.32. [Reserved].

SECTION 5.33. [Reserved].

SECTION 5.34. Other. The Borrower will furnish to the Administrative Agent such other information, documents, records or reports respecting the Loans or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent, at the request of any Bank, may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Banks under or as contemplated by this Agreement.

SECTION 5.35. [Reserved]

SECTION 5.36. [Reserved].

SECTION 5.37. [Reserved].

SECTION 5.38. Negative Covenants. For so long as this Agreement is in effect and thereafter until the payment in full of the Obligations unless the Required Banks shall otherwise consent in the manner set forth in Section 13.05, Borrower shall not, directly or indirectly permit:

(a) Ratio of Consolidated Debt to Stockholders Equity. The ratio of Consolidated Debt to Stockholders Equity to exceed 1.50 to 1.00 at the end of any Fiscal Quarter.

(b) Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth to be less than (i) $930,000,000 plus (ii) 75% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time after March 25, 2004 (excluding the Net Proceeds of Capital Stock/Conversion of Debt by a Consolidated Subsidiary to a Consolidated Subsidiary or to Borrower).

(c) Ratio of Adjusted EBIT to Interest Expense. The ratio of the Adjusted EBIT to Interest Expense of Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each Fiscal Quarter for the period of four successive Fiscal Quarters ended on such day, to be less than 2.25 to 1.00 at the end of such Fiscal Quarter.

(d) Asset Coverage Ratio. The Asset Coverage Ratio to be less than 2.00 to 1.00.

(e) Total Available Asset Coverage Ratio. The ratio of Total Available Assets to Unsecured Debt to be less than 2.00 to 1.00 on the last day of any calendar month.

(f) Available Non-Pledged Debt Assets of the Borrower Coverage Ratio. The ratio of the sum of Cash of the Borrower and Available Non-Pledged Debt Assets of the Borrower to Unsecured Debt to be less than 1.375 to 1.00 on the last day of any calendar month.

SECTION 5.39. Hedge Agreements. Neither the Borrower nor any Subsidiary shall enter into any Hedge Agreement except Hedge Agreements entered into in the ordinary course of business and used solely as a part of the normal business operations of the Borrower or such Subsidiary as a risk management strategy and/ or hedge against changes resulting from currency market changes and not as a means to speculate for purposes of investment on trends and shifts in financial markets.

SECTION 5.40. Annual Independent Public Accountant’s Servicing Reports. The Borrower will cause a firm of nationally recognized independent public accountants (who may also render other services to the Borrower) to furnish to the Borrower, the Banks and the Administrative Agent on or before April 30, 2005, (i) a report relating to the fiscal year ending on December 31, 2004 to the effect that (A) such firm has reviewed certain documents and records relating to the servicing of the Loans, and (B) based on such examination, such firm is of the opinion that the Monthly Reports (as defined in the Original Credit Agreement) for such year were prepared in compliance with the Original Credit Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (which procedures shall have been approved by the Borrower and Administrative Agent) to certain documents and records relating to the servicing of Loans under the Original Credit Agreement, compared the information contained in the Monthly Reports (as defined in the Original Credit Agreement) and the Servicer’s Certificates (as defined in the Original Credit Agreement) delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with Article VII of the Original Credit Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

SECTION 5.41. [Reserved].

SECTION 5.42. [Reserved].

ARTICLE VI

[Reserved]

ARTICLE VII

[Reserved]

ARTICLE VIII

[Reserved]

ARTICLE IX

DEFAULTS

SECTION 9.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Syndicated Advance, Letter of Credit Advance, or Swing Line Advance or shall fail to pay any interest on any Syndicated Advance, Letter of Credit Advance, or Swing Line Advance within five Domestic Business Days after such interest shall become due, or the Borrower shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due ; or

(b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.15, inclusive, or Sections 5.27 to 5.42, inclusive or Section 9.03; or

(c) the aggregate principal amount of all Syndicated Advances, together with the aggregate principal amount of all Swing Line Advances, Letter of Credit Advances and Undrawn Amounts exceeds the Facility Amount; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a), (b) or (c) above or clauses (m), (n) or (z) below) for thirty days after the earlier of (i) the first day on which the Borrower has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank; or

(e) any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Agreement or in any financial statement, material certificate or other material document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(f) the Borrower or any Subsidiary of the Borrower shall fail to make any payment in respect of Debt outstanding in an aggregate principal amount equal to or greater than $5,000,000 (other than the Notes or any payment covered by clause (cc) below) when due or within any applicable grace period; or

(g) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding (with the exception of Debt of a SPE Subsidiary pursuant to a Permitted Securitization Transaction accelerated as a result of an Accelerated Amortization Event or an Additional Principal Amount (each as defined in the documents evidencing the Existing Securitization Transactions), in an aggregate principal amount equal to or greater than $5,000,000 of the Borrower or any Subsidiary of the Borrower or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary of the Borrower (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(h) the Borrower or any Subsidiary of the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(i) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary of the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary of the Borrower under the federal bankruptcy laws as now or hereafter in effect; or

(j) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(k) a federal tax lien shall be filed against the Borrower or any Subsidiary of the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary of the Borrower under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(l) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(m) a default or event of default shall occur and be continuing under any of the Transaction Documents or the Borrower shall fail to observe or perform any obligation to be observed or performed by it under any Transaction Document, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Transaction Document; or

(n) the occurrence of a Servicer Termination Event; or

(o) [Reserved]; or

(p) [Reserved]; or

(q) one or more judgments or orders for the payment of money in an aggregate amount in excess of $5,000,000 shall have been rendered against the Borrower or any Subsidiary of the Borrower and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(r) the Borrower or any Servicer agrees or consents to, or otherwise permits to occur, any amendment, modification, change, supplement or recession of or to the Credit and Collection Policy in whole or in part which the Required Banks determine either does or has a reasonable probability of causing a material adverse effect on the Loans, without the prior written consent of the Required Banks; or

(s) a default or event of default shall occur and be continuing under any Hedge Agreement or the Borrower or any Subsidiary shall fail to observe or perform any obligation to be observed or performed by it under any Hedge Agreement, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Hedge Agreement; or

(t) the Rolling Twelve-Month Portfolio Charged-Off Ratio shall exceed 8%; or

(u) [Reserved]; or

(v) [Reserved]; or

(w) [Reserved]; or

(x) any two of (i) Malon Wilkus, (ii) Ira Wagner, and (iii) John Erickson shall cease to be employed by the Borrower in the capacity as executive officers thereof; or

(y) the Rolling Twelve-Month Portfolio Default Ratio shall exceed 14%; or

(z) the business and other activities of the Borrower or any Subsidiary of the Borrower, including but not limited to, the issuance of the Letters of Credit, the acceptance of the Syndicated Advances or Swing Line Advances by the Borrower, the application and use of the proceeds thereof by the Borrower and the consummation and conduct of the transactions contemplated by the Transaction Documents or any Securitization Transaction to which the Borrower or any Subsidiary of the Borrower is a party result in a violation by the Borrower or any Subsidiary of the Borrower, or any other Person of the 1940 Act or the rules and regulations promulgated thereunder; or

(aa) if the Borrower at any time fails to own (directly or indirectly, through Wholly Owned Subsidiaries) 100% of the outstanding shares of the voting stock (in the case of a corporation ) or membership interests (in the case of a limited liability company) or equivalent equity interests (in the case of any other type of entity) of each Subsidiary of the Borrower (including without limitation American Capital Financial Services Inc.); or

(bb) a servicer default or servicer termination event shall occur under a Permitted Securitization Transaction (including, without limitation, any Existing Securitization Transaction) or the Borrower or a Subsidiary of the Borrower shall resign or otherwise cease to be the servicer under a Permitted Securitization Transaction (including without limitation any Existing Securitization Transaction) or a default or event of default shall occur under a securitization transaction or the Borrower, servicer, originator, or any Subsidiary of the Borrower, shall fail to observe or perform any obligation to be observed or performed by it under a Permitted Securitization Transaction (including, without limitation, any Existing Securitization Transaction) and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Permitted Securitization Transaction; or

(cc) the Borrower or any Subsidiary of the Borrower shall fail to pay when due any amount payable under a Permitted Securitization Transaction (including, without limitation, any Existing Securitization Transaction) and such failure continues beyond any applicable cure or grace period provided in such Permitted Securitization Transaction; or

(dd) the occurrence of any event, act or condition which the Required Banks determine either does or has a reasonable probability of causing a Material Adverse Effect upon the Borrower or any Subsidiary of the Borrower, then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, (ii) if requested by the Swing Line Lender, by notice to the Borrower terminate the Swing Line facility set forth in Section 2.03, (iii) if requested by the Required Banks, by notice to the Issuing Bank, instruct the Issuing Bank to declare an Event of Default under the Letter of Credit Agreements, and (iv) if requested by the Required Banks, by notice to the Borrower declare the Notes (together with accrued interest thereon), the Obligations and all other amounts payable hereunder and under the other Transaction Documents to be, and the Notes (together with all accrued interest thereon), the Obligations and all other amounts payable hereunder and under the other Transaction Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (h) or (i) above occurs, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments and the Swing Line facility set forth in Section 2.03 shall thereupon automatically terminate and the Notes (together with accrued interest thereon), the Obligations and all other amounts payable hereunder and under the other Transaction Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon any such declaration or automatic termination no Syndicated Advances or Swing Line Advances will be made. Notwithstanding the foregoing, the Administrative Agent shall have available to it all rights and remedies provided under the Transaction Documents and in addition thereto, all other rights and remedies at law or equity, and the Administrative Agent shall exercise any one or all of them at the request of the Required Banks.

SECTION 9.02. Notice of Default. The Administrative Agent shall give notice to the Borrower of any Default under Section 9.01(d) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

SECTION 9.03. Cash Cover. If any Event of Default shall have occurred and be continuing, any Letter of Credit is outstanding 15 Domestic Business Days prior to the Facility

Termination Date or any Letter of Credit is issued on the 15th Domestic Business Day prior to the Facility Termination Date or any date thereafter, then, and in every such event, the Borrower shall, if requested by the Administrative Agent, immediately pay to the Administrative Agent, for the benefit of the Banks an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to 110% of the aggregate Undrawn Amounts, provided that, if any Event of Default specified in clause (h) or (i) above occurs, the Borrower shall be obligated to pay such amount to the Administrative Agent forthwith without any notice to the Borrower or any other act by the Administrative Agent. Upon the Administrative Agent’s request for cash collateral pursuant to this Section 9.03, (i) the Borrower shall be deemed to have timely given a Funding Request to the Administrative Agent to make a Syndicated Advance pursuant to Section 2.02 on the date (and time) of such amount requested; and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.02 and the other terms and conditions contained in this Agreement, each Bank shall (except as provided in Section 2.02(g) of this Agreement) make available its ratable share of such Syndicated Advance, in federal or other funds immediately available in Washington, D.C. to the Administrative Agent at its address referred to in or specified pursuant to Section 13.01.

SECTION 9.04 Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to Article IX hereof, all payments received by the Administrative Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder, shall be applied by the Administrative Agent in the following order:

(a) the reasonable expenses incurred in connection with the enforcement of the Transaction Documents and the exercise of legal remedies thereunder, including reasonable attorney’s fees and legal expenses pertaining thereto;

(b) amounts due to the Banks, Administrative Agent and the Issuing Bank pursuant to Sections 2.10(a), 2.10(b), 2.10(c), 2.10(d) and 13.03(a);

(c) payments of interest on Advances, Swing Line Advances and Letter of Credit Advances, to be applied for the ratable benefit of the Banks (with amounts payable in respect of Swing Line Advances being included in such calculation and paid to the Swing Line Lender);

(d) payments of principal of Advances, Swing Line Advances and Letter of Credit Advances, to be applied for the ratable benefit of the Banks (with amounts payable in respect of Swing Line Advances being included in such calculation and paid to the Swing Line Lender);

(e) payments of cash amounts to the Administrative Agent in respect of outstanding Letters of Credit pursuant to Section 9.03;

(f) amounts due to the Issuing Bank, the Agent and the Banks pursuant to Sections 11.05 and 13.03(b) and (c);

(g) payments of all other amounts due under any of the Transaction Documents, if any, to be applied for the ratable benefit of the Administrative Agent and Banks.

ARTICLE X

INDEMNIFICATION

SECTION 10.01. Indemnities by the Borrower.

(a) Without limiting any rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, any Bank and each of their respective assignees, Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement or any transaction contemplated by this Agreement, excluding, however, Indemnified Amounts which are determined by a final, non-appealable judgment of a court to have been incurred by reason of the gross negligence or willful misconduct on the part of such Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i) reliance on any representation or warranty made or deemed made by the Borrower or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law;

(iii) any failure of the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement;

(iv) the failure by Borrower to pay when due any Taxes for which the Borrower is liable;

(v) any repayment by the Administrative Agent or a Bank of any amount previously distributed in reduction of Advances Outstanding, the outstanding Swing Line Advances or payment of Interest or any other amount due hereunder, in each case which amount the Administrative Agent or a Bank believes in good faith is required to be repaid;

(vi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Letters of Credit, Letter of Credit Advances, Syndicated Advances or Swing Line Advances.

(b) Any amounts subject to the indemnification provisions of this Section 10.01 shall be paid by the Borrower to the applicable Indemnified Party within two (2) Domestic Business Days following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 10.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Borrower under this Section 10.01 shall survive the removal of the Administrative Agent and the termination of this Agreement.

(e) The parties hereto agree that the provisions of this Section 10.01 shall not be interpreted to limit or qualify in any respect the obligations of the Borrower under this Agreement and the other Transaction Documents.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its Administrative Agent hereunder and under the other Transaction Documents with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Administrative Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Transaction Documents, and shall not by reason of this Agreement or any other Transaction Document be a trustee for any Bank; (b) makes no warranty or representation to any Bank and shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Transaction Document, or in any certificate or other document referred to or provided for in, or received by the Administrative Agent or any Bank under, this Agreement or any other Transaction Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Transaction Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Administrative Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Transaction Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article XI are solely for the benefit of the Administrative Agent and the Banks, and the Borrower shall have no rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and under the other Transaction Documents, the Administrative Agent shall act solely as administrative agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have by reason of this Agreement or any other Transaction Document a fiduciary relationship in respect of any Bank. Except for its own gross negligence or willful misconduct, the Administrative Agent shall not be liable for any errors of the Servicer contained in any computer tape, certificate or other data, information or document delivered to the Administrative Agent or on which the Administrative Agent must rely in order to perform its obligations hereunder. Except for its own gross negligence or willful misconduct the Administrative Agent shall have no responsibility, shall not be in default and shall incur no liability for: (i) any act or failure to act of any third party; (ii) any inaccuracy or omission in a notice or communication received by the Administrative Agent from any third party, (iii) the invalidity or unenforceability of any Transaction Document under Applicable Law, or (iv) the breach or inaccuracy of any representation or warranty made with respect to any Transaction Document.

SECTION 11.02. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Transaction Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

SECTION 11.03. Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on the Syndicated Advances, Letter of Credit Advances and Swing Line Advances) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall give each Bank prompt notice of each non-payment of principal of or interest on the Syndicated Advances and Swing Line Advances, whether or not it has received any notice of the occurrence of such non-payment. The Administrative Agent shall (subject to Section 13.05) take such action hereunder with respect to such Default or Event of Default as shall be directed by the Required Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

SECTION 11.04. Rights of Administrative Agent and its Affiliates as a Bank. With respect to its Commitment and any Advance made by BB&T or an Affiliate of BB&T, such Affiliate and BB&T in their capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not an Affiliate of BB&T (or in BB&T’s case, acting as the Administrative Agent), and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include such Affiliate of BB&T or BB&T in its individual capacity. Such Affiliate and BB&T may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of the Affiliates of the Borrower) as if they were not an Affiliate of the Administrative Agent or the Administrative Agent, respectively; and such Affiliate and BB&T may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and BB&T) for services in connection with this Agreement or any other Transaction Document or otherwise without having to account for the same to the Banks.

SECTION 11.05. Indemnification. Each Bank severally agrees to indemnify the Administrative Agent, to the extent the Administrative Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Section 13.03 or any amount the Borrower is obligated to pay under Section 13.04 but excluding, unless a Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however, that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

SECTION 11.06. CONSEQUENTIAL DAMAGES. THE ADMINISTRATIVE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 11.07. Payee of Note Treated as Owner. The Administrative Agent may deem and treat each Person in whose name a Note is registered as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent and the provisions of Section 13.07(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

SECTION 11.08. Non-Reliance on Administrative Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Transaction Documents. The Administrative Agent shall not be required to keep itself (or any Bank) informed as to the performance or observance by the Borrower of this Agreement or any of the other Transaction Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder or under the other Transaction Documents, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Administrative Agent.

SECTION 11.09. Failure to Act. Except for action expressly required of the Administrative Agent hereunder or under the other Transaction Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 11.05 against any and all liability and expense which may be incurred by the Administrative Agent by reason of taking, continuing to take, or failing to take any such action.

SECTION 11.10. Resignation or Removal of Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent. Any successor Administrative Agent shall be a bank or other financial institution which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder.

ARTICLE XII

CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 12.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

(a) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b) the Required Banks advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding the Advances for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Advances shall be suspended. Unless the Borrower notifies the Administrative Agent at least 2 Euro-Dollar Business Days before the date of any Borrowing for which a Funding Request has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 12.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein or any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Advance and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make its portion of the Euro-Dollar Advance shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its portion of the outstanding Euro-Dollar Advance to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of the Euro-Dollar Advance of such Bank, together with accrued interest thereon and any amount due such Bank pursuant to Section 12.05(a). Concurrently with prepaying such Euro-Dollar Advance, the Borrower shall borrow a Base Rate Advance in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Advances of the other Banks), and such Bank shall make such a Base Rate Advance.

SECTION 12.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

(i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Advance, its Notes or its obligation to make a Euro-Dollar Advance, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Advance or any other amounts due under this Agreement in respect of its Euro-Dollar Advance or its obligation to make a Euro-Dollar Advance (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

(iii) shall impose on any Bank (or its Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Advance, its Notes or its obligation to make a Euro-Dollar Advance; and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Euro-Dollar Advance, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank, in its reasonable discretion, to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office or the bank holding company of which such Bank is a Subsidiary) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank’s (or such bank holding company’s) capital as a consequence of its obligations hereunder to a level below that which such Bank (or such bank holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s (or such bank holding company’s) policies with respect to capital adequacy) by an amount deemed by such Bank, to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or such bank holding company) for such reduction.

(c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such

Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) The provisions of this Section 12.03 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

SECTION 12.04. Base Rate Advances Substituted for Euro-Dollar Advances. If (i) the obligation of any Bank to make or maintain a Euro-Dollar Advance has been suspended pursuant to Section 12.02 or (ii) any Bank has demanded compensation under Section 12.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Advances which would otherwise be made by such Bank as part of a Euro-Dollar Advance shall be made instead as a Base Rate Advance (in all cases interest and principal on such Advance shall be payable contemporaneously with the related Euro-Dollar Advances of the other Banks), and

(b) after its portion of the Euro-Dollar Advance has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Advance shall be applied to repay its Prime Rate Loan instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to any Bank, the Borrower shall remain liable for, and shall pay to such Bank as provided herein, all amounts due such Bank under Section 12.03 in respect of the period preceding the date of conversion of such Bank’s portion of the Advance resulting from the Borrower’s election.

SECTION 12.05. Compensation. Upon the request of any Bank, delivered to the Borrower and the Administrative Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank as a result of:

(a) any payment or prepayment (pursuant to Section 2.13, Section 2.14, Section 12.02 or otherwise) of a Euro-Dollar Advance on a date other than the last day of an Interest Period for such Euro-Dollar Advance;

(b) any failure by the Borrower to prepay a Euro-Dollar Advance on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

(c) any failure by the Borrower to borrow a Euro-Dollar Advance on the date for the Borrowing specified in the applicable Funding Request delivered pursuant to Section 2.02.

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Advance (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Advance which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Advance provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature pages hereof or such other address or telecopier number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article XII shall not be effective until received.

SECTION 13.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Transaction Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 13.03. Expenses; Documentary Taxes; No Claims. (a) The Borrower shall pay (i) all expenses of the Administrative Agent, including fees and disbursements of the Administrative Agent in connection with any field audits and investigations and fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement and the other Transaction Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Administrative Agent or any Bank, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Transaction Documents.

(b) The Borrower shall indemnify the Administrative Agent and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Transaction Documents.

(c) The Borrower agrees, on its own behalf and on behalf of each of its Subsidiaries and Affiliates, not to assert any claim against the Administrative Agent, any Bank, any of their respective affiliates or any of their respective directors, officers, employees, attorneys, agents and advisors on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement or any of the other Transaction Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of any of the Advances.

SECTION 13.04. Setoffs; Sharing of Set-Offs. (a) The Borrower hereby grants to each Bank, as security for the full and punctual payment and performance of the obligations of the Borrower under this Agreement and the other Transaction Documents, a continuing lien on and security interest in all deposits and other sums credited by or due from such Bank to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, each Bank may at any time upon or after the occurrence of any Event of Default, and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

(b) Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Letter of Credit Advances and Notes held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all Letter of Credit Advances and principal and interest owing with respect to the Notes held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Letter of Credit Advances and Notes held by the other Banks owing to such other Banks, and/or such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks owing to such other Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Letter of Credit Advances and Notes, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank’s ratable share (according to the proportion of (x) the amount of such other Bank’s required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees, to the fullest extent they may effectively do so under applicable law, that any holder of a participation in the Letter of Credit Advances or Notes, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

SECTION 13.05. Amendments and Waivers. (a) Any provision of this Agreement, the Notes or any other Transaction Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) extend, increase or otherwise change the Commitment of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or decrease the rate of interest on any Advance or decrease any fees hereunder, (iii) change the date fixed for any payment of principal of or interest on any Advance or any fees hereunder, (iv) change the amount of principal, decrease the amount of interest or decrease the amount of fees due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the other Transaction Documents, (vii) release or substitute all or substantially all of the collateral, if any, held as security for the Obligations (other than as provided in this Agreement), or (viii) change or modify the definition of “Required Banks,” and provided further that no amendment or waiver shall, unless signed by: (I) the Swing Line Lender, (A) modify or amend Section 2.03; or (B) change in any manner, any term or condition applicable to the Swing Line Advances; and (II) the Issuing Bank, (A) modify or amend Section 2.03; or (B) change in any manner, any term or condition applicable to the Letters of Credit, Letter of Credit Agreements or the Undrawn Amounts.

(b) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.

SECTION 13.06. Margin Stock Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 13.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

(b) Any Bank may at any time sell to one or more Persons (each a “Participant”) participating interests in any Advance owing to such Bank, any Note held by such Bank, any Commitment hereunder or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Advance or Advances, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Advance or Advances, (iii) the change of the principal of the related Advance or Advances, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) any fee is payable hereunder from the rate at which the Participant is entitled to receive interest or any fee (as the case may be) in respect of such participation, or (v) the release or substitution of any guaranty or all or any substantial part of the collateral (if any) held as security for the Obligations. Each Bank selling a participating interest in any Advance, Note, Commitment or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrower and the Administrative Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant; provided, that a Bank shall not be required to provide written notification of a participation sold to an Affiliate of a Bank. The Borrower agrees that each Participant shall be entitled to the benefits of Article XII with respect to its participation in the Syndicated Advances and Swing Line Advances outstanding from time to time.

(c) Any Bank may at any time assign to one or more banks or financial institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Transaction Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit C, executed by such Assignee, such transferor Bank and the Administrative Agent (and, in the case of: (i) an Assignee that is not then a Bank or an Affiliate of a Bank; and (ii) an assignment not made during the existence of a Default or an Event of Default, by the Borrower); provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank’s Commitment, (ii) the amount of the Commitment of the assigning Bank being assigned pursuant to such assignment (determined as of the effective date of the assignment) shall be equal to $10,000,000 (or any larger multiple of $1,000,000) (except that any such assignment may be in the full amount of the assigning Bank’s Commitment), (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank without the consent of the Borrower, which consent shall not be unreasonably withheld, provided that the Borrower’s consent shall not be necessary with respect to any assignment made during the existence of a Default or an Event of Default; (iv) a Bank may not have more than two Assignees that are not then Banks at any one time, and (v) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld, provided, that although the Administrative Agent’s consent may not be necessary with respect to an Assignee that is then a Bank or an Affiliate of a Bank, no such assignment shall be effective until the conditions set forth in the following sentence are satisfied. Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Administrative Agent and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Administrative Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, and (D) payment by the assigning Bank of a processing and recordation fee of $3,500 to the Administrative Agent if the Assignee is not a Bank or Affiliate of a Bank and $1,000 if the Assignee is a Bank or Affiliate of a Bank, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Administrative Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to each of such Assignee and such transferor Bank.

(d) Subject to the provisions of Section 13.08, the Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a “Transferee”) and any prospective Transferee any and all financial and other information in such Bank’s possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank’s credit evaluation prior to entering into this Agreement.

(e) No Transferee shall be entitled to receive any greater payment under Section 12.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 12.02 or 12.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) Anything in this Section 13.07 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of the Syndicated Advances and Swing Line Advances and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Syndicated Advance, Swing Line Advance and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect of such assigned Syndicated Advance, Swing Line Advance and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

SECTION 13.08. Confidentiality. Each Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Syndicated Advances and Swing Line Advances; provided, however, that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Bank’s legal counsel and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 13.08.

SECTION 13.09. Representation by Banks. Each Bank hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 13.07, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

SECTION 13.10. Obligations Several. The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Transaction Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

SECTION 13.11. Survival of Certain Obligations. Article IV, Sections 10.01, 12.03(a), 12.03(b), 12.05 and 13.03, and the obligations of the Borrower thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement, the Swing Line facility described in Section 2.03 and the Commitments and the payment in full of the principal of and interest on all Syndicated Advances and Swing Line Advances.

SECTION 13.12. North Carolina Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of North Carolina.

SECTION 13.13. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Transaction Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

SECTION 13.14. Interest. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Bank by the Borrower or inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

SECTION 13.15. Interpretation. No provision of this Agreement or any of the other Transaction Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 13.16. Waiver of Jury Trial; Consent to Jurisdiction. The Borrower (a) and each of the Banks and the Administrative Agent irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of this Agreement, any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, (b) submits to personal jurisdiction in the State of North Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Transaction Documents, (c) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement, the Notes or the other Transaction Documents, and (d) agrees that service of process may be made upon it in the manner prescribed in Section 13.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Administrative Agent from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

SECTION 13.17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 13.18. Amended, Restated and Replacement Agreement. This Agreement amends, restates and replaces in its entirety the Original Credit Agreement, all effective as of the Closing Date. Effective as of the Closing Date, the Commitments of each Bank shall be the amount set forth opposite the name of such Bank on the signature pages hereof. The provisions of the Original Credit Agreement and the other Transaction Documents (as defined in the Original Credit Agreement) executed in connection therewith, to the extent restated, amended and modified hereby or the other corresponding Transaction Documents, are hereby superseded and replaced by the provisions hereof and of the corresponding other Transaction Documents. The Notes restate, amend, modify, replace, are substituted for and supersede, but do not extinguish, the Obligations (as defined in the Original Credit Agreement) arising under the Notes (as defined in the Original Credit Agreement) issued pursuant to the Original Credit Agreement. The execution and delivery of the Transaction Documents, and the performance by the Borrower of its obligations thereunder shall not constitute a novation.

SECTION 13.19. Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided, however, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.19 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

AMERICAN CAPITAL STRATEGIES, LTD.

By:	/s/ Samuel A. Flax	(SEAL)
Title:	Executive Vice President and General Counsel

American Capital Strategies, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attention: Chief Compliance Officer and Legal Department
Telecopy number: (301) 654-6714
Telephone number: (301) 951-6122

COMMITMENTS		BRANCH BANKING AND TRUST COMPANY,
as Administrative Agent, Swing Line Lender, Issuing Bank and as a Bank

$30,000,000

	By:	/s/ James Stallings (SEAL)
	Title:	Vice President

Lending Office
Branch Banking and Trust Company
1909 K Street, NW
Washington, D.C. 20006
Attention: James E. Davis
Telecopy number: 202-835-9285
Telephone number: 202-835-9361

with a copy to

Christopher E. Leon, Esq.
Womble Carlyle Sandridge & Rice, PLLC
One West Fourth Street
Winston-Salem, North Carolina 27101
Telecopy: (336) 726-6932
Telephone: (336) 721-3518

$25,000,000	BAYERISCHE HYPO-UND VEREINSBANK AG

	By:	/s/ Craig M. Pinsley (SEAL)
	Title:	Director

	By:	/s/ Isabel Nunez (SEAL)
	Title:	Director

Lending Office
Bayerische Hypo-und Vereinsbank AG
150 East 42nd Street
New York, NY 10017
Attention: Craig Pinsly
Telecopy number: 212-672-5517
Telephone number: 212-672-6000

$20,000,000	LASALLE BANK NATIONAL ASSOCIATION

	By:	/s/ Bonita J. Althoff (SEAL)
	Title:	First Vice President

Lending Office
LaSalle Bank National Association
135 S. LaSalle Street, Suite 1731
Chicago, Illinois 60603
Attention: Bonnie Althoff
Telecopy number: 312-904-2982
Telephone number: 312-904-1623

$15,000,000	HIBERNIA NATIONAL BANK

	By:	Connie Disbrow (SEAL)
	Title:	Assistant Vice President

Lending Office
Hibernia National Bank
313 Carondelet
6th Floor – U.S. Corporate
New Orleans, Louisiana 70130
Attention: Connie Disbrow
Telecopy number: 504-533-5344
Telephone number: 504-533-3044

$10,000,000	FIFTH THIRD BANK

	By:	/s/ Jennifer E. Schwartz (SEAL)
	Title:	Assistant Vice President

Lending Office
Fifth Third Bank
38 Fountain Square Plaza
MD10907G
Cincinnati, Ohio 45263
Attention: Jennifer E. Schwartz
Telecopy number: 513-534-6479
Telephone number: 513-534-7167

TOTAL COMMITMENTS:

$100,000,000.00